      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 2004

                                                      REGISTRATION NO. 333-

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                        GENERAL GROWTH PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)

                          DELAWARE                                                    42-1283895
              (State or other jurisdiction of                                      (I.R.S. Employer
               incorporation or organization)                                    Identification No.)

                             110 NORTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 960-5000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                               MR. JOHN BUCKSBAUM
                            CHIEF EXECUTIVE OFFICER
                        GENERAL GROWTH PROPERTIES, INC.
                             110 NORTH WACKER DRIVE
                            CHICAGO, ILLINOIS 60606
                                 (312) 960-5000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                WITH COPIES TO:

                             NORMAN J. GANTZ, ESQ.
                          NEAL, GERBER & EISENBERG LLP
                            TWO NORTH LASALLE STREET
                            CHICAGO, ILLINOIS 60602
                                 (312) 269-8000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                                       PROPOSED MAXIMUM
       TITLE OF EACH CLASS OF              AMOUNT TO           PROPOSED MAXIMUM       AGGREGATE OFFERING         AMOUNT OF
    SECURITIES TO BE REGISTERED          BE REGISTERED      OFFERING PRICE PER UNIT         PRICE             REGISTRATION FEE
---------------------------------------------------------------------------------------------------------------------------------
7% Cumulative Convertible Preferred
  Stock, Series H (par value $100
  per share)........................    41,124 shares(1)             (2)              $53,083,739.80(3)          $6,725.71
Common Stock (par value $.01 per
  share)(4).........................  2,001,272 shares(5)                                                           (6)
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Represents the number of shares of Series H Preferred Stock issuable upon redemption of Series C Convertible Preferred Units of limited partnership interest in the registrant's operating partnership.

(2) Omitted pursuant to General Instruction II.D to Form S-3.

(3) Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based upon the average of the high and low prices on the New York Stock Exchange as of May 17, 2004 of the shares of common stock registered pursuant to this registration statement. No market presently exists for the Series H Preferred Stock.

(4) One right to purchase Series A Junior Participating Preferred Stock will attach to and trade with each share of common stock. These rights are also covered by this registration statement. Prior to the occurrence of certain events, these rights will not be exercisable or evidenced separately from the common stock, and the value attributable to them, if any, is reflected in the price of the common stock.

(5) Represents the maximum number of shares of common stock issuable upon conversion of the shares of Series H Preferred Stock registered hereby or upon redemption of the common units of limited partnership interest in the registrant's operating partnership into which the Series C Preferred Units are convertible, or in any combination of the foregoing. Pursuant to Rule 416 under the Securities Act, the number of shares of common stock registered hereby shall include an indeterminate number of shares of common stock that may be issued in connection with a stock split, stock dividend, recapitalization or similar event.

(6) Pursuant to Rule 457(i) under the Securities Act, no additional filing fee is payable with respect to the shares of common stock issuable upon conversion of the Series H Preferred Stock because no additional consideration will be received in connection with the exercise of the conversion privilege.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES, AND WE ARE NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.

                   SUBJECT TO COMPLETION, DATED MAY 20, 2004

PROSPECTUS

                        GENERAL GROWTH PROPERTIES, INC.

                   41,124 SHARES OF 7% CUMULATIVE CONVERTIBLE
                           PREFERRED STOCK, SERIES H

                        2,001,272 SHARES OF COMMON STOCK

     This prospectus relates to the offer and sale from time to time of up to 41,124 shares of our 7% Cumulative Convertible Preferred Stock, Series H, and up to 2,001,272 shares of our common stock by the stockholders listed below under "Selling Stockholders." The selling stockholders own preferred units of limited partnership interest in GGP Limited Partnership, our operating partnership, which may be converted into common units of limited partnership interest in our operating partnership. We may issue the shares of Series H Preferred Stock offered hereby to the selling stockholders upon redemption of the preferred units of limited partnership interest owned by them, and we may issue the shares of common stock offered hereby to the selling stockholders upon conversion of the Series H Preferred Stock or upon redemption of the common units of limited partnership interest into which the selling stockholders may have converted their preferred units, or in any combination of the foregoing.

     We are registering the shares covered by this prospectus as required under the terms of redemption rights agreements entered into in November 2002 between the selling stockholders and us in order to permit secondary trading of such shares. However, the registration of these shares does not necessarily mean that the selling stockholders will sell any of the shares. See "General Growth Properties, Inc. -- The Redemption Rights" for a description of our obligations under the redemption rights agreements.

     The selling stockholders, or their pledgees, donees, transferees or other successors in interest, may offer these shares through public or private transactions at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices. Prior to the date of this prospectus, there has been no public market for our Series H Preferred Stock, and it is not likely that an active trading market for our Series H Preferred Stock will develop. Our common stock is listed on the New York Stock Exchange under the symbol "GGP." On May 17, 2004, the closing price of our shares of common stock on the NYSE was $26.54 per share.

     AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES CERTAIN RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 5.

     NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                The date of this prospectus is           , 2004.

                               TABLE OF CONTENTS

Forward-Looking Statements..................................    2
General Growth Properties, Inc. ............................    2
Risk Factors................................................    5
Use of Proceeds.............................................   12
Description of Capital Stock................................   12
Material Federal Income Tax Considerations..................   24
Selling Stockholders........................................   38
Plan of Distribution........................................   40
Legal Matters...............................................   40
Experts.....................................................   40
Where You Can Find More Information.........................   41
Incorporation of Certain Documents By Reference.............   41

                           FORWARD-LOOKING STATEMENTS

     Our discussion in this prospectus, any prospectus supplement or any information incorporated by reference may contain certain forward-looking information statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including, without limitation, statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation. Words such as "expects", "anticipates", "intends", "plans", "will", "believes", "seeks", "estimates", and "should" and variations of these words and similar expressions are intended to identify these forward-looking statements. Forward-looking statements made by us are based on our estimates, projections, beliefs and assumptions at the time of the statements and are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information or otherwise.

     Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of risks, uncertainties and assumptions. Representative examples of these factors include, without limitation, general industry and economic conditions, acts of terrorism, interest rate trends, cost of capital requirements, availability of real estate properties, inability to consummate acquisition opportunities, competition from other companies and venues for the sale/distribution of goods and services, changes in retail rental rates in our markets, shifts in customer demands, tenant bankruptcies or store closures, changes in vacancy rates at our properties, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations, including changes in tax laws, the ability to obtain suitable equity and/or debt financing and the continued availability of financing in the amounts and on the terms necessary to support our future business.

                        GENERAL GROWTH PROPERTIES, INC.

WHO WE ARE

     General Growth Properties, Inc., or "GGP," is a self-administered and self-managed real estate investment trust, referred to as a "REIT," that owns, operates, manages, leases, acquires, develops, expands and finances regional mall and mixed-use properties in major and middle markets throughout the United States. We were organized in 1986 to continue expanding the Bucksbaum family business, which has been engaged in the shopping center business since 1954.

     We conduct our business through GGP Limited Partnership, which we call the "Operating Partnership," which holds substantially all of our interests in properties. We own an approximate 80% general partnership interest in the Operating Partnership. The remaining approximately 20% interest in the Operating Partnership is held by limited partners which include a partnership, the partners of which are various trusts for the benefit of the Bucksbaum family, and others who have contributed properties to the Operating Partnership.

     We presently own interests in 165 regional mall, mixed-use and other properties in 41 states. These regional mall, mixed-use and other properties have over 150 million square feet of gross retail space, including anchor stores that may, in some cases, be owned by the anchor retailer, freestanding stores and mall tenant stores. Specifically, as of March 31, 2004, we owned:

     - 100% of 75 regional mall and mixed-use properties, 60 of which are owned directly by GGPLP L.L.C., for which the Operating Partnership serves as the managing member and in which the Operating Partnership owns all of the common units of membership interest;

     - 100% of 48 regional mall, mixed-use and other properties through Price Development Company, Limited Partnership, an indirect, wholly-owned subsidiary of GGPLP L.L.C., which also has a controlling interest in four other regional mall and/or mixed-use properties;

     - 51% of the common stock of GGP Ivanhoe, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP Ivanhoe owns 100% of two regional mall shopping centers;

     - 51% of the common stock of GGP Ivanhoe IV, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP Ivanhoe IV owns 100% of one regional mall shopping center;

     - 50% of each of two regional mall shopping centers;

     - 50% of the common stock of GGP/Homart, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP/Homart owns interests in 22 regional mall shopping centers;

     - a 50% ownership interest in GGP/Homart II L.L.C., a Delaware limited liability company that owns interests in ten regional mall shopping centers; and

     - a 50% ownership interest in GGP-TRS L.L.C., a Delaware limited liability company that owns interests in five regional mall shopping centers.

     We also own 100% of the common stock of General Growth Management, Inc., a taxable REIT subsidiary which performs management and leasing services for 52 retail properties, all located in the United States.

     GGP has qualified as a REIT for federal income tax purposes. In order to maintain this qualification, GGP generally must distribute at least 90% of its REIT taxable income. Dividends on any preferred stock would be included as distributions for this purpose.

     We are incorporated under the laws of the State of Delaware. Our principal executive offices are located at 110 North Wacker, Chicago, IL 60606 and our telephone number is (312) 960-5000.

     Generally, references to "we," "us" or "our" in this prospectus refer to GGP and those entities which it owns or controls, including the Operating Partnership and GGPLP L.L.C., unless the context requires otherwise.

THE REDEMPTION RIGHTS

     On November 27, 2002, pursuant to a Contribution and Sale Agreement, dated as of October 18, 2002, among the Operating Partnership, Connecticut General Life Insurance Company, New York State Teachers' Retirement System and JSG, LLC, we acquired all of the outstanding membership interests of Glendale I Mall Associates, LLC. The membership interests of Connecticut General Life Insurance Company and New York State Teachers' Retirement System were purchased for cash. The membership interests of JSG, LLC were acquired by the Operating Partnership in exchange for the issuance of 822,626 Series C Preferred Units of limited partnership interest in the Operating Partnership. The "selling stockholders" identified in this prospectus are JSG LLC and certain of its permitted distributees identified in this prospectus under "Selling Stockholders."

     The selling stockholders may, at their option, convert their Series C Preferred Units into common units of limited partnership interest in our Operating Partnership at an initial conversion rate of 2.4327 common units for each Series C Preferred Unit, subject to adjustment. Pursuant to the terms of redemption rights agreements dated as of November 27, 2002, the selling stockholders may require us to redeem their Series C Preferred Units, or the common units into which such Series C Preferred Units may have been converted, for cash and we, at our option, may elect to pay such redemption price by delivering shares of our capital stock or cash, or a combination of the two. Specifically, upon redemption of Series C Preferred Units, we may elect to issue that number of shares of Series H Preferred Stock as is equal to the number of Series C Preferred Units being redeemed multiplied by a conversion factor of 0.05, subject to adjustment, and upon redemption of common units, we may elect to issue that number of shares of common stock as is equal to the number of common units being redeemed, subject to adjustment. The Series H Preferred Stock is convertible, at the option of the holder, into shares of our common stock at a conversion rate of 48.6558 shares of common stock for each share of Series H Preferred Stock, subject to adjustment.

     Under the redemption rights agreements, we agreed to file a shelf registration statement with the Securities and Exchange Commission under the Securities Act, of which this prospectus forms a part, relating to the resale of the shares of Series H Preferred Stock issuable upon redemption of the Series C Preferred Units and the resale of the shares of common stock issuable upon conversion of the Series H Preferred Stock or upon redemption of the common units into which the Series C Preferred Units may have been converted, or in any combination of the foregoing. We are required to maintain the effectiveness of the shelf registration statement of which this prospectus forms a part until all of the registered shares have been sold or are eligible for resale immediately without restriction under Rule 144(k) under the Securities Act.

                                  RISK FACTORS

     In evaluating an investment in the shares offered hereby, you should carefully consider the following factors, in addition to the other information set forth or incorporated by reference in this prospectus.

RISKS RELATED TO REAL ESTATE INVESTMENTS

  WE INVEST PRIMARILY IN REGIONAL MALL SHOPPING CENTERS AND OTHER RETAIL PROPERTIES, WHICH ARE SUBJECT TO A NUMBER OF SIGNIFICANT RISKS WHICH ARE BEYOND OUR CONTROL.

     Real property investments are subject to varying degrees of risk that may affect the ability of our retail properties to generate sufficient revenues to meet operating and other expenses, including debt service, lease payments, capital expenditures and tenant improvements, and to make distributions to us and our stockholders. A number of factors may decrease the income generated by a retail property, including:

     - the regional and local economy, which may be negatively impacted by plant closings, industry slowdowns, adverse weather conditions, natural disasters and other factors;

     - local real estate conditions, such as an oversupply of, or a reduction in demand for, retail space or retail goods, and the availability and creditworthiness of current and prospective tenants;

     - perceptions by retailers or shoppers of the safety, convenience and attractiveness of the retail property; and

     - the convenience and quality of competing retail properties and other retailing options such as the Internet.

     Income from retail properties and retail property values are also affected by applicable laws and regulations, including tax and zoning laws, and by interest rate levels and the availability and cost of financing.

  WE DEPEND ON LEASING SPACE TO TENANTS ON ECONOMICALLY FAVORABLE TERMS AND COLLECTING RENT FROM OUR TENANTS, WHO MAY NOT BE ABLE TO PAY.

     Our results of operations will depend on our ability to continue to lease space in our properties on economically favorable terms. If the sales of stores operating in our centers decline sufficiently, tenants might be unable to pay their existing minimum rents or expense recovery charges, since these rents and charges would represent a higher percentage of their sales. If our tenants' sales decline, new tenants would be less likely to be willing to pay minimum rents as high as they would otherwise pay. In addition, as substantially all of our income is derived from rentals of real property, our income and cash available for distribution to our stockholders would be adversely affected if a significant number of our lessees were unable to meet their obligations to us. During times of economic recession, these risks will increase.

  BANKRUPTCY OR STORE CLOSURES OF TENANTS MAY DECREASE OUR REVENUES AND AVAILABLE CASH.

     A number of companies in the retail industry, including some of our tenants, have declared bankruptcy or voluntarily closed certain of their stores in recent years. The bankruptcy or closure of a major tenant, particularly an anchor tenant, may have a material adverse effect on the retail properties affected and the income produced by these properties and may make it substantially more difficult to lease the remainder of the affected retail properties. Our leases generally do not contain restrictions designed to ensure the creditworthiness of the tenant. As a result, the bankruptcy or closure of a major tenant could result in a lower level of cash available for distribution to our stockholders.

  IT MAY BE DIFFICULT TO BUY AND SELL REAL ESTATE QUICKLY, AND TRANSFER RESTRICTIONS APPLY TO SOME OF OUR MORTGAGED PROPERTIES.

     Equity real estate investments are relatively illiquid, and this characteristic tends to limit our ability to vary our portfolio promptly in response to changes in economic or other conditions. In addition, significant expenditures associated with each equity investment, such as mortgage payments, real estate taxes and maintenance costs, are generally not reduced when circumstances cause a reduction in income from the investment. If income from a property declines while the related expenses do not decline, our income and cash available for distribution to our stockholders would be adversely affected. A significant portion of our properties are mortgaged to secure payment of indebtedness, and if we were unable to meet our mortgage payments, we could lose money as a result of foreclosure on the properties by the various mortgagees. In addition, if it becomes necessary or desirable for us to dispose of one or more of the mortgaged properties, we might not be able to obtain a release of the lien on the mortgaged property without payment of the associated debt. The foreclosure of a mortgage on a property or inability to sell a property could adversely affect the level of cash available for distribution to our stockholders. If persons selling properties to us wish to defer the payment of taxes on the sales proceeds, we are likely to pay them in units of limited partnership interest in the Operating Partnership. In transactions of this kind, we may also agree, subject to certain exceptions, not to sell the acquired properties for significant periods of time.

RISKS RELATED TO OUR BUSINESS

  WE MAY ACQUIRE OR DEVELOP NEW PROPERTIES, AND THIS ACTIVITY IS SUBJECT TO VARIOUS RISKS.

     We intend to continue to pursue development and expansion activities as opportunities arise. In connection with any development or expansion, we will be subject to various risks, including the following:

     - we may abandon development or expansion activities;

     - construction costs of a project may exceed original estimates or available financing, possibly making the project unprofitable;

     - we may not be able to obtain financing or to refinance construction loans, which generally have full recourse to us;

     - we may not be able to obtain zoning, occupancy and other required governmental permits and authorizations;

     - occupancy rates and rents at a completed project may not meet projections and, therefore, the project may not be profitable; and

     - we may need anchor, mortgage lender and property partner approvals, if applicable, for expansion activities.

     If a development project is unsuccessful, our loss could exceed our investment in the project.

  IF WE ARE UNABLE TO MANAGE OUR GROWTH EFFECTIVELY, OUR FINANCIAL CONDITION AND RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED.

     We have experienced rapid growth in recent years, increasing our total consolidated assets from approximately $1.8 billion at December 31, 1996 to approximately $9.9 billion at March 31, 2004. We may continue this rapid growth for the foreseeable future by acquiring or developing properties when we believe that market circumstances and investment opportunities are attractive. We may not, however, be able to manage our growth effectively or to maintain a similar rate of growth in the future, and the failure to do so may have a material adverse effect on our financial condition and results of operations.

  WE MAY INCUR COSTS TO COMPLY WITH ENVIRONMENTAL LAWS.

     Under various federal, state or local laws, ordinances and regulations, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property, and may be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by the parties in connection with the contamination. These laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous or toxic substances. The presence of contamination or the failure to remediate contamination may adversely affect the owner's ability to sell or lease real estate or to borrow using the real estate as collateral. Other federal, state and local laws, ordinances and regulations require abatement or removal of asbestos-containing materials in the event of demolition or some renovations or remodeling and also govern emissions of and exposure to asbestos fibers in the air. Federal and state laws also regulate the operation and removal of underground storage tanks. In connection with the ownership, operation and management of our properties, we could be held liable for the costs of remedial action with respect to these regulated substances or tanks or related claims.

     Each of our properties has been subjected to varying degrees of environmental assessment at various times. The environmental assessments did not reveal any material adverse environmental condition. However, the identification of new areas of contamination, a change in the extent or known scope of contamination or changes in cleanup requirements could result in significant costs to us. See "Business -- Environmental Matters" in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus, for more information about environmental conditions at our properties.

  WE ARE IN A COMPETITIVE BUSINESS.

     There are numerous shopping facilities that compete with our properties in attracting retailers to lease space. In addition, retailers at our properties face continued competition from discount shopping centers, outlet malls, wholesale and discount shopping clubs, direct mail, telemarketing, television shopping networks and, most recently, shopping via the Internet. Competition of this type could adversely affect our revenues and cash available for distribution to stockholders.

     We compete with other major real estate investors with significant capital for attractive investment opportunities. These competitors include other REITs, investment banking firms and private institutional investors. This competition has increased prices for commercial properties and may impair our ability to make suitable property acquisitions on favorable terms in the future. See "Business -- Competition" in our Annual Report on Form 10-K for the year ended December 31, 2003, which is incorporated by reference in this prospectus, for more information about competition in our markets.

  WE MAY NOT BE ABLE TO OBTAIN CAPITAL TO MAKE INVESTMENTS.

     We depend primarily on external financing to fund the growth of our business. This is because one of the requirements of the Internal Revenue Code of 1986, as amended, which we refer to as the "Code," for a REIT generally is that it distribute 90% of its net taxable income, excluding net capital gains, to its stockholders. For more information regarding this distribution requirement, see "Material Federal Income Tax Considerations -- Taxation of GGP
- Distribution Requirements." Our access to debt or equity financing depends on banks' willingness to lend to us and on conditions in the capital markets in general. We and other companies in the real estate industry have experienced less favorable terms for bank loans and capital markets financing from time to time. Although we believe, based on current market conditions, that we will be able to finance investments we wish to make in the foreseeable future, financing might not be available on acceptable terms. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources of the Company" in our Annual Report on Form 10-K for the year ended December 31, 2003 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004, and the Notes to the Consolidated Financial Statements in the same reports, which are incorporated by reference in this prospectus, for information about our available sources of funds.

  SOME OF OUR POTENTIAL LOSSES MAY NOT BE COVERED BY INSURANCE.

     We carry comprehensive liability, fire, flood, earthquake, extended coverage and rental loss insurance on all of our properties. We believe the policy specifications and insured limits of these policies are adequate and appropriate. There are, however, some types of losses, including lease and other contract claims, that generally are not insured. If an uninsured loss or a loss in excess of insured limits occurs, we could lose all or a portion of the capital we have invested in a property, as well as the anticipated future revenue from the property. If this happens, we might nevertheless remain obligated for any mortgage debt or other financial obligations related to the property.

     While our comprehensive insurance policies currently include coverage for acts of terrorism, these insurance policies are scheduled to expire in the near future, at which time it is anticipated that coverage for acts of terrorism will be excluded from the renewed policies. Accordingly, we anticipate obtaining a separate insurance policy for acts of terrorism, although there can be no assurance that we will be able to do so or that if we can, the premiums for such insurance will be available at commercially reasonable rates.

  OUR ORGANIZATIONAL AND FINANCIAL STRUCTURE GIVES RISE TO OPERATIONAL AND FINANCIAL RISKS, INCLUDING THOSE DESCRIBED BELOW.

  We have substantial indebtedness which may increase and could adversely affect our future operations.

     As of March 31, 2004, we had aggregate indebtedness outstanding of approximately $6.97 billion, approximately $6.02 billion of which was secured by our properties. A majority of the secured indebtedness was non-recourse to us, while approximately $952 million of our aggregate indebtedness was unsecured, recourse indebtedness of the Operating Partnership and consolidated subsidiaries.

     We may incur substantial additional indebtedness to finance acquisitions, develop properties, or for other corporate purposes and our indebtedness, as a percentage of asset value or market capitalization, might increase. If this happens, the increased leverage may impair our ability to take actions that would otherwise be in our best interest or the best interest of our security holders. In addition, if our indebtedness increases significantly, we might not be able to make required principal and interest payments with respect to our indebtedness, and the failure to do so may have a material adverse effect on our financial condition and results of operations.

  We share control of some of our properties with other investors and may have conflicts of interest with those investors.

     As of March 31, 2004, we owned partial interests ranging from approximately 16?% to 75% in 46 retail properties. We generally make all operating decisions for these retail properties, but we are required to make some major decisions jointly with the other investors who have interests in the relevant property or properties. For example, the consent of each of the other relevant investors is required with respect to approving operating budgets, refinancing, encumbering, expanding or selling any of these properties. We might not have the same interests as the other investors in relation to these transactions. Accordingly, we might not be able to favorably resolve any of these issues, or we might have to provide financial or other inducement to the other investors to obtain a favorable resolution.

     In addition, various restrictive provisions and rights apply to sales or transfers of interests in our jointly owned properties. These may work to our disadvantage because, among other things, we might be required to make decisions about buying or selling interests in a property or properties at a time that is disadvantageous to us.

  Bankruptcy of joint venture partners could impose delays and costs on us with respect to the jointly owned retail properties.

     The bankruptcy of one of the other investors in any of our jointly owned shopping centers could materially and adversely affect the relevant property or properties. Under the bankruptcy laws, we would be precluded by the automatic stay from taking some actions affecting the estate of the other investor without prior approval of the bankruptcy court, which would, in most cases, entail prior notice to other parties and a hearing in the bankruptcy court. At a minimum, the requirement to obtain court approval may delay the actions we would or might want to take. If the relevant joint venture through which we have invested in a property has incurred recourse obligations, the discharge in bankruptcy of one of the other investors might result in our ultimate liability for a greater portion of those obligations than we would otherwise bear.

  We depend on our direct and indirect subsidiaries' dividends and distributions. These subsidiaries' creditors and preferred security holders are entitled to payment of amounts payable to them by the subsidiaries before the subsidiaries may pay any dividends or distributions to us.

     Substantially all of our assets are owned through our general partnership interest in the Operating Partnership. The Operating Partnership holds substantially all of its properties and assets through subsidiaries, including subsidiary partnerships, limited liability companies and corporations that have elected to be taxed as REITs. The Operating Partnership therefore derives substantially all of its cash flow from cash distributions to it by its subsidiaries, and we in turn derive substantially all of our cash flow from cash distributions to us by the Operating Partnership. The creditors and preferred security holders, if any, of each of our direct and indirect subsidiaries are entitled to payment of that subsidiary's obligations to them, when due and payable, before that subsidiary may make distributions to us. Thus, the Operating Partnership's ability to make distributions to its partners, including us, depends on its subsidiaries' ability first to satisfy their obligations to their creditors and preferred security holders, if any, and then to make distributions to the Operating Partnership. Similarly, our ability to pay dividends to holders of common stock depends on the Operating Partnership's ability first to satisfy its obligations to its creditors and preferred security holders, if any, and then to make distributions to us.

     In addition, we will have the right to participate in any distribution of the assets of any of our direct or indirect subsidiaries upon the liquidation, reorganization or insolvency of the subsidiary only after the claims of the creditors, including trade creditors, and preferred security holders, if any, of the subsidiary are satisfied. Our common stockholders, in turn, will have the right to participate in any distribution of our assets upon the liquidation, reorganization or insolvency of our company only after the claims of our creditors, including trade creditors, and preferred security holders are satisfied.

  GGP might fail to qualify or remain qualified as a REIT.

     Although we believe that GGP will remain structured and will continue to operate so as to qualify as a REIT for federal income tax purposes, GGP might not continue to be so qualified. Qualification as a REIT for federal income tax purposes involves the application of highly technical and complex provisions of the Code for which there are only limited judicial or administrative interpretations. Therefore, the determination of various factual matters and circumstances not entirely within our control may impact GGP's ability to qualify as a REIT. In addition, legislation, new regulations, administrative interpretations or court decisions might significantly change the tax laws with respect to the requirements for qualification as a REIT or the federal income tax consequences of qualification as a REIT.

     If, with respect to any taxable year, GGP fails to maintain its qualification as a REIT, it would not be allowed to deduct distributions to stockholders in computing its taxable income and federal income tax. The corporate level income tax, including any applicable alternative minimum tax, would apply to GGP's taxable income at regular corporate rates. As a result, the amount available for distribution to stockholders would be reduced for the year or years involved, and GGP would no longer be required to make distributions. In addition, unless it were entitled to relief under the relevant statutory provisions, GGP would be disqualified from treatment as a REIT for the four taxable years following the year during which qualification was lost. Notwithstanding that GGP currently intends to operate in a manner designed to allow it to qualify as a REIT, future economic, market, legal, tax or other considerations may cause us to determine that it is in GGP's best interest and the best interest of its stockholders to revoke the REIT election. See "Material Federal Income Tax Considerations" for more information regarding the requirements for qualifying as a REIT and the consequences of failing to so qualify.

  An Ownership limit and certain anti-takeover defenses and applicable law may hinder any attempt to acquire us.

     The Ownership Limit. Generally, for GGP to maintain its qualification as a REIT under the Code, not more than 50% in value of the outstanding shares of our capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. The Code defines "individuals" for purposes of the requirement described in the preceding sentence to include some types of entities. Under our

Second Amended and Restated Certificate of Incorporation, as amended, no person other than Martin Bucksbaum, Matthew Bucksbaum, their families and related trusts may own more than 7.5% of the value of our outstanding capital stock. See "Description of Capital Stock -- Restrictions on Ownership and Transfer of Capital Stock" for more information about these ownership restrictions. These restrictions on transferability and ownership may delay, deter or prevent a change in control of our company or other transaction that might involve a premium price or otherwise be in the best interest of our stockholders.

     Selected Provisions of our Charter Documents and Shareholder Rights
Plan. Our board of directors is divided into three classes of directors. Directors of each class are chosen for three-year staggered terms. Staggered terms of directors may reduce the possibility of a tender offer or an attempt to change control of our company, even though a tender offer or change in control might be in the best interest of our stockholders. Our charter authorizes the board of directors:

     - to cause us to issue additional authorized but unissued shares of common stock or preferred stock;

     - to classify or reclassify, in one or more series, any unissued preferred stock; and

     - to set the preferences, rights and other terms of any classified or reclassified stock that we issue.

The board of directors could establish a series of preferred stock whose terms could delay, deter or prevent a change in control of our company or other transaction that might involve a premium price or otherwise be in the best interest of our stockholders.

     We have a shareholder rights plan, which may delay, deter or prevent a change in control of our company unless the acquiror negotiates with our board of directors and the board approves the transaction. See "Description of Capital Stock -- Preferred Share Purchase Rights" for more information about the shareholder rights plan. Our charter and bylaws contain other provisions that may delay, deter or prevent a change in control of our company or other transaction that might involve a premium price or otherwise be in the best interest of our stockholders.

     Selected Provisions of Delaware Law.  We are a Delaware corporation, and
Section 203 of the Delaware General Corporation Law applies to us. In general,
Section 203 prevents an "interested stockholder," as defined in the next sentence, from engaging in a "business combination," as defined in the statute, with us for three years following the date that person becomes an interested stockholder unless:

     - before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding stock held by directors who are also officers of our company and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held under the plan will be tendered in a tender or exchange offer; or

     - following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

The statute defines "interested stockholder" to mean generally any person that is the owner of 15% or more of our outstanding voting stock or is an affiliate or associate of ours and was the owner of 15% or more of our outstanding voting stock at any time within the three-year period immediately before the date of determination. The provisions of this statute may delay, deter or prevent a change in control of our company or other transaction that might involve a premium price or otherwise be in the best interest of our stockholders. See "Description of Capital Stock -- Delaware Anti-Takeover Statute" for more information about this statute.

RISKS RELATED TO AN INVESTMENT IN THE SECURITIES

  THERE HAS BEEN NO PUBLIC MARKET FOR OUR SERIES H PREFERRED STOCK, AND IT IS NOT LIKELY THAT AN ACTIVE TRADING MARKET FOR OUR SERIES H PREFERRED STOCK WILL DEVELOP.

     There is no established trading market for our Series H Preferred Stock and our Series H Preferred Stock does not currently meet the listing requirements of the NYSE, the Nasdaq National Market or any other national securities exchange. Accordingly, no assurance can be given as to:

     - whether an active trading market for our Series H Preferred Stock will develop;

     - the liquidity of any such market;

     - whether you will be able to sell the shares of Series H Preferred Stock being offered by this prospectus; or

     - the potential resale prices of the Series H Preferred Stock being offered by this prospectus.

THE MARKET FOR OUR COMMON STOCK GIVES RISE TO VARIOUS RISKS, INCLUDING THOSE DESCRIBED BELOW.

  WE HAVE MANY SHARES OF COMMON STOCK AVAILABLE FOR FUTURE SALE, WHICH COULD HURT THE MARKET PRICE OF OUR COMMON STOCK.

     As of March 31, 2004, 7,729,495 shares of common stock were reserved for issuance upon redemption of units of the Operating Partnership, including the 2,001,272 shares of common stock offered hereby. In addition, we have reserved a number of shares of common stock for issuance under our employee benefit plans and in connection with our other convertible securities, and these shares will be available for sale from time to time. We have granted options to purchase additional shares of common stock to some of our executive officers and employees. We cannot predict the effect that future sales of shares of common stock, or the perception that sales of common stock could occur, will have on the market prices of our equity securities.

  CHANGES IN MARKET CONDITIONS COULD HURT THE MARKET PRICE OF OUR COMMON STOCK.

     The value of our common stock depends on various market conditions, which may change from time to time. Among the market conditions that may affect the value of our common stock are the following:

     - the extent of institutional investor interest in our company;

     - the reputation of REITs generally and the attractiveness of their equity securities in comparison to other equity securities, including securities issued by other real estate companies, and fixed income securities;

     - our financial condition and performance; and

     - general financial market conditions.

     In addition, the stock market in recent years has experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies, including REITs as a group.

  INCREASES IN MARKET INTEREST RATES MAY HURT THE MARKET PRICE OF OUR COMMON STOCK.

     We believe that investors consider the distribution rate on REIT stocks, expressed as a percentage of the price of the stocks, relative to market interest rates as an important factor in deciding whether to buy or sell the stocks. If market interest rates go up, prospective purchasers of REIT stocks may expect a higher distribution rate. Higher interest rates would not, however, result in more funds being available for us to distribute and, in fact, would likely increase our borrowing costs and might decrease our funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to decline.

                                USE OF PROCEEDS

     We will not receive any proceeds from the sale of the shares by the selling stockholders.

     The selling stockholders will pay any underwriting discounts and commissions and expenses they incur for brokerage, accounting, tax or legal services or any other expenses they incur in disposing of the shares. We will bear all other costs, fees and expenses incurred in effecting the registration of the shares covered by this prospectus, including, without limitation, all registration and filing fees, NYSE listing fees, fees and expenses of our counsel, fees and expenses of our accountants, and blue sky fees and expenses.

                          DESCRIPTION OF CAPITAL STOCK

     In this section we describe the material terms of our capital stock, including the common stock and Series H Preferred Stock which may be offered by the selling stockholders listed below from time to time hereunder, as well as material provisions of our certificate of incorporation and bylaws. You may obtain copies of these organizational documents by contacting our Director of Investor Relations as set forth under "Incorporation of Certain Documents by Reference."

AUTHORIZED STOCK

     Our authorized capital stock consists of 875,000,000 shares of common stock, par value $.01 per share, and 5,000,000 shares of preferred stock, par value $100 per share. The summary description of our capital stock set forth below is not complete. We refer you to the following:

     - our Second Amended and Restated Certificate of Incorporation, as amended;

     - the Certificate of Designations, Preferences and Rights relating to our Series A Junior Participating Preferred Stock, or "Junior Participating Preferred Stock," which was filed on November 18, 1998 on Form 8-K;

     - the Amended and Restated Certificate of Designations, Preferences and Rights relating to our 8.95% Cumulative Redeemable Preferred Stock, Series B, or "Series B Preferred Stock," which was filed on July 24, 2002 on Form 8-K;

     - the Certificate of Designations, Preferences and Rights relating to our 8.5% Cumulative Convertible Preferred Stock, Series C, or "Series C Preferred Stock," which was filed on July 24, 2002 on Form 8-K;

     - the Certificate of Designations, Preferences and Rights relating to our 8.95% Cumulative Redeemable Preferred Stock, Series E, or "Series E Preferred Stock," which was filed on July 24, 2002 on Form 8-K;

     - the Certificate of Designations, Preferences and Rights relating to our 8.75% Cumulative Redeemable Preferred Stock, Series F, or "Series F Preferred Stock," which was filed on July 24, 2002 on Form 8-K;

     - the Certificate of Designations, Preferences and Rights relating to our 8.95% Cumulative Redeemable Preferred Stock, Series G, or "Series G Preferred Stock," which was filed on May 13, 2002 on Form 10-Q, together with a Certificate of Correction to the Certificate of Designations, which was filed on July 24, 2002 on Form 8-K;

     - the Certificate of Designations, Preferences and Rights relating to our Series H Preferred Stock, which was filed on March 14, 2003 on Form 10-K; and

     - any other certificate of designations which we will file with the SEC in connection with any other offering of preferred stock after the date of this prospectus.

Instructions as to how you may obtain a copy of each of the Current Reports on Form 8-K, Quarterly Report on Form 10-Q or Annual Report on Form 10-K identified in this paragraph are set forth under 'Where You Can Find More Information."

     As of March 31, 2004, 217,784,209 shares of common stock were issued and outstanding, and no shares of Junior Participating Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series E Preferred Stock, Series F Preferred Stock, Series G Preferred Stock or Series H Preferred Stock were issued or outstanding. In addition, as of such date, 55,678,668 common units, 1,426,393 Series B Preferred Units, 822,626 Series C Preferred Units, 532,750 Series D Preferred Units and 502,658 Series E Preferred Units of partnership interest in the Operating Partnership were outstanding. These units are redeemable, under certain circumstances, for an aggregate of 7,729,495 shares of common stock. Our common stock is listed on the NYSE under the symbol "GGP".

DESCRIPTION OF COMMON STOCK

     Holders of our common stock possess exclusive voting power, except as otherwise required by law or provided in our certificates of designations and any resolution adopted by the board of directors with respect to any series of capital stock subsequently established. Each share of common stock entitles the holder to one vote on all matters submitted to a vote of stockholders. Our stockholders do not have cumulative voting rights in the election of directors. Subject to any preferential rights of any outstanding series of preferred stock, holders of our common stock are entitled to share ratably in such distributions as our board of directors may declare from time to time from available funds and, upon liquidation of our company, are entitled to receive their proportionate share of all assets available for distribution.

PREFERRED SHARE PURCHASE RIGHTS

     We have a shareholder rights plan, pursuant to which one preferred share purchase right, referred to as "Right," is attached to each share of common stock outstanding. A Right is also attached to each subsequently issued share of common stock. Prior to becoming exercisable, the Rights trade together with the common stock.

     The Rights become exercisable when a person or group acquires or commences or announces a tender or exchange offer for 15% or more of the common stock (or, in the case of certain grandfathered stockholders described in the shareholder rights plan, more than the applicable grandfathered limit described in the plan). Each Right initially entitles the holder to purchase from us one-third of one-thousandth of a share of Junior Participating Preferred Stock, par value $100 per share, at an exercise price of $148 per one one-thousandth of a share, subject to adjustment. In the event that a person or group acquires 15% or more of the common stock, each Right will entitle the holder (other than the acquirer) to purchase shares of common stock (or, in certain circumstances cash or other securities) having a market value of twice the exercise price of a Right at such time. Under certain circumstances, each Right will entitle the holder (other than the acquirer) to purchase common stock of the acquirer having a market value of twice the exercise price of a Right at such time. In addition, under certain circumstances, our board of directors may exchange each Right (other than those held by the acquirer) for one share of common stock, subject to adjustment. If the Rights become exercisable, holders of units of partnership interest in the Operating Partnership, other than GGP, will receive the number of Rights they would have received if their units had been redeemed and the purchase price paid in common stock.

     The Rights expire on November 18, 2008, unless earlier redeemed by our board of directors for one-third of $.01 per Right or such expiration date is extended.

DESCRIPTION OF SERIES H PREFERRED STOCK

  RANK

     The Series H Preferred Stock, none of which is currently issued or outstanding, ranks as follows with respect to the payment of dividends and the distribution of amounts upon voluntary or involuntary liquidation, dissolution or winding-up of GGP:

     - senior to all classes of common stock and to all classes or series of preferred stock, the terms of which provide that such classes or series rank junior to the Series H Preferred Stock;

     - on a parity with the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock, all of which are described below, and each other series of preferred stock issued by us which does not provide by its express terms that it ranks junior or senior in right of payment to the Series H Preferred Stock; and

     - junior to any class or series of preferred stock issued by us which provides by its express terms that it ranks senior to the Series H Preferred Stock and which has been approved by the holders of the Series H Preferred Stock as described below.

  VOTING RIGHTS

     Holders of Series H Preferred Stock do not have any voting rights, except as provided by applicable law and as described below.

     So long as any shares of Series H Preferred Stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least a majority of the Series H Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (voting separately as a class):

     - authorize, create, issue or increase the authorized or issued amount of any class or series of our capital stock ranking senior to the Series H Preferred Stock with respect to the payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of GGP or reclassify any of our authorized shares of capital stock into such capital stock, or create, authorize or issue any obligation or security convertible or exchangeable into or evidencing the right to purchase any such capital stock; or

     - amend, alter or repeal the provisions of our certificate of incorporation or the Series H Certificate of Designations, whether by merger, consolidation or otherwise, so as to materially and adversely affect any special right, preference, privilege or voting power of the Series H Preferred Stock or the holders thereof.

     Notwithstanding the foregoing, none of the following will be deemed to materially and adversely affect the special rights, preferences, privileges or voting power of the Series H Preferred Stock or the holders thereof or otherwise require the vote or consent of the holders of shares of Series H Preferred
Stock:

     - the occurrence of any merger, consolidation, entity conversion, share exchange, recapitalization of capital stock or other business combination or reorganization so long as either:

      - GGP is the surviving entity and the Series H Preferred Stock remains outstanding with the terms thereof materially unchanged, or

      - interests in an entity having substantially the same rights and terms as the Series H Preferred Stock are exchanged or substituted for the Series H Preferred Stock;

     - any increase in the amount of the authorized preferred stock or common stock of GGP or the creation or issuance of any other series of preferred stock or common stock of GGP or any increase in the amount of authorized or issued Series H Preferred Stock, common stock of GGP or any other series of preferred stock of GGP, in each case ranking on a parity with or junior to the Series H Preferred Stock with respect to payment of dividends and the distribution of assets upon voluntary or involuntary liquidation, dissolution or winding-up of GGP; and

     - the dissolution, liquidation and/or winding up of GGP.

     For purposes of the foregoing voting provisions, each share of Series H Preferred Stock will have one vote per share.

  DIVIDENDS

     With respect to each quarterly dividend period and subject to the rights of the holders of our shares of preferred stock ranking senior to or on parity with the Series H Preferred Stock, the holders of Series H Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, out of assets of our company legally available for the payment of dividends, cumulative cash dividends in an amount per share of Series H Preferred Stock equal to the greater of:

     - $17.50 (calculated based on each share of Series H Preferred Stock being equivalent to 20 Series C Preferred Units), and

     - the amount of the regular quarterly cash dividend for such dividend period payable on that number of shares of common stock of GGP (or portion thereof) into which a share of Series H Preferred Stock is then convertible as described below under "-- Conversion".

     Dividends on the Series H Preferred Stock for each quarterly dividend period will, if and to the extent declared by us, be paid in arrears (without interest or other amount) on the dividend payment date with respect to such dividend period, and, if not paid, will accumulate, whether or not there are funds legally available for the payment thereof, whether or not such dividends are declared or authorized and whether or not we are contractually prohibited from paying such dividends. The record dates for dividends on the Series H Preferred Stock will be the same as those for the dividends on our common stock. Dividends for periods that are shorter than a full quarterly dividend period will be prorated. No interest or sum of money in lieu of interest will be owing or payable in respect of any dividend payment or payments on the Series H Preferred Stock, whether or not in arrears.

     Except as provided in the paragraph immediately following, so long as any shares of Series H Preferred Stock are outstanding,

     - no dividends (other than in common stock or other capital stock of GGP ranking junior to the Series H Preferred Stock as to payment of dividends and amounts upon liquidation, dissolution or winding-up of GGP) will be declared or paid or set apart for payment upon the common stock or any other class or series of our capital stock ranking, as to payment of dividends or amounts distributable upon liquidation, dissolution or winding-up of GGP, on a parity with or junior to the Series H Preferred Stock, for any period; and

     - no common stock or other capital stock of GGP ranking junior to or on a parity with the Series H Preferred Stock as to payment of dividends or amounts upon liquidation, dissolution or winding-up of GGP, will be redeemed, purchased or otherwise acquired for any consideration by us (except by conversion into or exchange for other capital stock of GGP ranking junior to the Series H Preferred Stock as to payment of dividends and amounts upon liquidation, dissolution or winding-up of GGP or by redemptions for the purpose of maintaining GGP's qualification as a REIT for U.S. federal income tax purposes), unless full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment on the Series H Preferred Stock for all dividend periods ending on or prior to the dividend payment date for the common stock or such other class or series of capital stock or the date of such redemption, purchase or other acquisition.

     When dividends are not paid in full (or a sum sufficient for such full payment is not set apart for such payment) upon the Series H Preferred Stock and any other capital stock ranking on a parity as to payment of dividends with the Series H Preferred Stock, all dividends declared upon the Series H Preferred Stock and any other capital stock ranking on a parity as to payment of dividends with the Series H Preferred Stock will be declared pro rata so that the amount of dividends declared per share of Series H Preferred Stock and such other capital stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Series H Preferred Stock and such other capital stock (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such capital stock does not have a cumulative dividend) bear to each other.

     No dividend on the Series H Preferred Stock will be declared, paid or set apart for payment by our board of directors if such declaration, payment or setting apart for payment would violate any agreement of ours or is restricted or prohibited by law. Notwithstanding the foregoing, dividends on the Series H Preferred Stock will accumulate whether or not any of the foregoing restrictions exist.

     Holders of the shares of Series H Preferred Stock will not be entitled to any dividends in excess of the full cumulative dividends described above.

  LIQUIDATION PREFERENCE

     In the event of any voluntary or involuntary liquidation, dissolution or winding-up of GGP, the holders of shares of Series H Preferred Stock will be entitled to receive with respect to each such share, out of the assets of our company available for distribution to our stockholders after payment or provision for payment of all of our debts and other liabilities, an amount equal to the greater of:

     - $1,000 per share of Series H Preferred Stock, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon to the date of final distribution, and

     - the amount that a holder of such share of Series H Preferred Stock would have received upon final distribution in respect of the number of shares of our common stock into which such share of Series H Preferred Stock was convertible immediately prior to the date of final distribution, before any payment or distribution of our assets (whether capital or surplus) will be made to or set apart for the holders of our common stock or any other capital stock of GGP ranking junior to the Series H Preferred Stock as to the distribution of assets upon the liquidation, dissolution or winding-up of GGP.

     If, upon any voluntary or involuntary liquidation, dissolution or winding-up of GGP, the assets of GGP, or proceeds thereof, are insufficient to make the full payment due to holders of the Series H Preferred Stock and the corresponding amounts payable on any other shares of any class or series of capital stock ranking on a parity with the Series H Preferred Stock as to the payment of dividends and amounts upon the liquidation, dissolution or winding-up of GGP, then the holders of shares of Series H Preferred Stock and such other parity stock shall share ratably in any such distribution of assets or proceeds in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     None of the following will be considered a liquidation, dissolution or winding-up of GGP:

     - a consolidation or merger of GGP with or into another entity;

     - a merger of another entity with or into GGP;

     - a statutory share exchange by GGP; or

     - a sale, lease or conveyance of all or substantially all of GGP's assets, properties or business.

     After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of Series H Preferred Stock will have no right or claim to any of the remaining assets of GGP.

  CONVERSION

     A holder of shares of Series H Preferred Stock will have the right, at such holder's option at any time to convert any whole number (but not less than 50) of shares of Series H Preferred Stock into shares of our common stock. Each share of Series H Preferred Stock will be convertible into the number of shares of common stock determined by dividing:

     - the $1,000 base liquidation preference per share of Series H Preferred Stock, plus an amount equal to all dividends (whether or not earned or declared) accrued and unpaid thereon, by

     - the conversion price of the Series H Preferred Stock in effect on the date of conversion (which conversion price is currently $20.5525).

The foregoing conversion price is equivalent to a conversion rate of 48.6558 shares of our common stock for each share of Series H Preferred Stock and is subject to adjustment in certain circumstances. No fractional shares of common stock will be issued upon any conversion of shares of Series H Preferred Stock. Instead, the number of shares of common stock to be issued upon each conversion will be rounded down to the nearest whole number of shares of common stock, and we will pay cash for the fractional share based on fair market value.

     To exercise the conversion right, the holder of each share of Series H Preferred Stock to be converted must surrender the certificate representing such share at our principal office, accompanied by a written notice of conversion, and, in the event that the shares of common stock issuable upon such conversion are to be issued in a different name than the name in which such Series H Preferred Stock is registered, duly executed instruments of transfer in form reasonably satisfactory to us and an amount sufficient to pay any transfer or similar tax (or evidence reasonably satisfactory to us demonstrating that such taxes have been paid) must be delivered to us. As promptly as practicable after surrender of certificates for shares of Series H Preferred Stock and delivery of the conversion notice, we will issue and deliver to such holder a certificate or certificates for the number of shares of our common stock issuable upon the conversion of such Series H Preferred Stock.

     A holder of shares of Series H Preferred Stock at the close of business on the record date for any dividend period will be entitled to receive the dividend payable on such shares on the corresponding dividend payment date notwithstanding the conversion by such holder of its shares of Series H Preferred Stock after such record date but prior to the dividend payment date and such holder will have no right to receive any dividend for such dividend period in respect of the shares of common stock into which such shares of Series H Preferred Stock were converted. Except as provided herein, we will make no payment or allowance for unpaid dividends, whether or not in arrears, on converted Series H Preferred Stock or for dividends on the shares of common stock that are issued upon such conversion.

     Each conversion will be deemed to have been effected immediately prior to the close of business on the date on which the certificates for shares of Series H Preferred Stock and the conversion notice are received by us. At such time and on such date, the person in whose name any shares of common stock will be issuable upon such conversion generally will be deemed to have become the holder of record of such shares of our common stock and such conversion will be at the conversion price then in effect.

     Notwithstanding anything to the contrary, all holders of shares of Series H Preferred Stock will be deemed to have exercised their conversion rights as to all such shares if:

     - with respect to any period of 90 consecutive calendar days following November 27, 2014, the trading price of a share of our common stock exceeds on each trading day during such 90-day period the conversion price then in effect; and

     - the amount of the dividend for each of the four specified dividend periods upon the number of shares of our common stock (or portion thereof) into which a share of Series H Preferred Stock is then convertible exceeds $17.50.

  CONVERSION PRICE AND OTHER ADJUSTMENTS

     The conversion price and the kind and amount of consideration issuable upon exercise of the conversion right are subject to adjustment upon the occurrence of certain events, as described in the Certificate of Designations, Preferences and Rights relating to our Series H Preferred Stock.

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  RESTRICTIONS ON OWNERSHIP

     For information regarding restrictions on ownership of the Series H Preferred Stock, see "-- Restrictions on Ownership and Transfer of Capital Stock," below.

DESCRIPTION OF OUR OTHER PREFERRED STOCK

  DESCRIPTION OF SERIES B PREFERRED STOCK

     On May 25, 2000, GGPLP L.L.C. issued $175 million in principal amount of 8.95% Series A Cumulative Redeemable Preferred Units of membership interest ("GGPLP L.L.C. Series A Preferred Units") to an institutional investor. Holders of the GGPLP L.L.C. Series A Preferred Units are entitled to receive cumulative preferential cash distributions per unit at a per annum rate of 8.95% of the $250 liquidation preference thereof (or $5.59375 per quarter) prior to any distributions by GGPLP L.L.C. to the Operating Partnership, which directly and through certain wholly-owned subsidiaries owns all of the common units of membership interest in GGPLP L.L.C.

     At any time on or after May 25, 2010 and subject to certain limitations, the holders of at least 51% of the outstanding GGPLP L.L.C. Series A Preferred Units may elect to exchange all but not less than all of the GGPLP L.L.C. Series A Preferred Units for the number of shares of Series B Preferred Stock, par value $100 per share, equal to the quotient of (A) the sum of the capital accounts of the holders of GGPLP L.L.C. Series A Preferred Units divided by (B) $1,000. A holder or holders of GGPLP L.L.C. Series A Preferred Units also may elect to exchange GGPLP L.L.C. Series A Preferred Units for shares of Series B Preferred Stock or common stock, as specified in the operating agreement of GGPLP L.L.C., in the event that (a) accumulated and unpaid distributions on the GGPLP L.L.C. Series A Preferred Units exceed a specified amount on or after May 25, 2005, (b) GGPLP L.L.C. is or will be a "publicly traded partnership" as defined in the Code, taxable as a corporation, or (c) a holder concludes that there is an imminent and substantial risk that its interest in GGPLP L.L.C. could exceed more than a specified percentage of the total profit or capital interests in GGPLP L.L.C. If a written notice of exchange has been delivered to us, then we may, at our option, within ten business days after receiving the exchange notice, elect to purchase or cause GGPLP L.L.C. to redeem all or a portion of the GGPLP L.L.C. Series A Preferred Units (for which an exchange notice was delivered) for cash or our common stock based upon a 20 trading day average of the closing price of the common stock.

     The shares of Series B Preferred Stock, none of which are currently issued or outstanding, rank senior to our common stock and rank on parity with the Series C Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock as to payment of dividends and amounts upon GGP's liquidation, dissolution or winding-up. Holders of Series B Preferred Stock generally do not have any voting rights, except as provided by applicable law.

  DESCRIPTION OF SERIES C PREFERRED STOCK

     On July 10, 2002, the Operating Partnership issued 1,426,393 7% Series B Preferred Units in connection with the acquisition of all of the outstanding shares of common stock of JP Realty and all of the outstanding common units of limited partnership interest in PDC LP. Holders of Series B Preferred Units may require us to redeem their Series B Preferred Units for cash in an amount equal to the liquidation preference thereof or shares of our Series C Preferred Stock at a conversion factor of 0.05 shares of Series C Preferred Stock per Series B Preferred Unit (subject to adjustment), with the form of consideration to be determined by us.

     A holder of each share of Series C Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, a cumulative preferential cash distribution per quarter at the per annum rate of 8.5% of the per share liquidation preference. The liquidation preference per share is $1,000 plus accrued and unpaid dividends thereon. The dividend rate, and the liquidation preference are subject to increase (up to July 10, 2017) based upon the amounts which would have been payable if the Series C Preferred Stock had been converted into our common stock prior to the payment.

     Shares of Series C Preferred Stock are convertible, at any time at the holder's option, into our shares of common stock. The conversion rate is 60 shares of our common stock for each share of Series C Preferred Stock, and is subject to adjustment.

     The shares of Series C Preferred Stock, none of which are currently outstanding, rank senior to our common stock and on parity with the Series B Preferred Stock, the Series E Preferred Stock, the Series F Preferred Stock and the Series G Preferred Stock as to payment of dividends and amounts upon GGP's liquidation, dissolution or winding-up.

     Holders of Series C Preferred Stock generally do not have any voting rights, except as described below and as provided by applicable law. If dividends on the Series C Preferred Stock are in arrears for six or more quarterly periods, the number of directors then constituting our board of directors will be increased by two and holders of Series C Preferred Stock (voting separately as a class with all of our other capital stock upon which like voting rights have been conferred and are then exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until all accumulated dividends and the dividends for the then current period have been paid. In addition, holders of Series C Preferred Stock will have the right to approve the issuance of additional senior securities, certain mergers, consolidations and transfers of assets involving GGP and certain changes to our certificate of incorporation.

  DESCRIPTION OF SERIES E PREFERRED STOCK

     On July 28, 1999, PDC LP issued 3,800,000 8.95% Series B Cumulative Redeemable Preferred Units of limited partnership interest (the "PDC Series B Preferred Units") to two institutional investors. At any time on or after July 28, 2009 (or earlier in certain circumstances), the holders of PDC Series B Preferred Units have the right to exchange all (but not part) of the PDC Series B Preferred Units for cash in an amount equal to the liquidation preference thereof or shares of our Series E Preferred Stock at a conversion rate of 0.025 shares of Series E Preferred Stock per PDC Series B Preferred Unit (subject to adjustment), with the form of consideration to be selected by us.

     A holder of each share of Series E Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, a cumulative preferential cash distribution per quarter at the per annum rate of 8.95% of the per share liquidation preference. The liquidation preference per share is $1,000 plus accrued and unpaid dividends thereon.

     We have the right to redeem all or part of the Series E Preferred Stock on or after July 28, 2004 at a redemption price equal to the liquidation preference thereof. The redemption price must be paid out of the proceeds of the sale of GGP equity securities.

     The shares of Series E Preferred Stock, none of which are currently issued or outstanding, rank senior to our common stock and on parity with the Series B Preferred Stock, the Series C Preferred Stock, the Series F Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock as to payment of dividends and amounts upon GGP's liquidation, dissolution or winding-up.

     Holders of Series E Preferred Stock generally do not have any voting rights, except as described below and as provided by applicable law. If dividends on the Series E Preferred Stock are in arrears for six or more quarterly periods (including quarterly periods on the PDC Series B Preferred Units), holders of Series E Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are then exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until all accumulated dividends and the dividends for the then current period have been paid. In addition, holders of Series E Preferred Stock will have the right to approve the issuance of additional senior securities, certain mergers, consolidations and transfers of assets involving GGP and certain changes to our certificate of incorporation.

  DESCRIPTION OF SERIES F PREFERRED STOCK

     On May 1, 2000, PDC LP issued 320,000 8.75% Series C Cumulative Redeemable Preferred Units of limited partnership interest (the "PDC Series C Preferred Units") to an institutional investor. At any time on
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

or after May 1, 2010 (or earlier in certain circumstances), the holders of PDC Series C Preferred Units have the right to exchange all (but not part) of the PDC Series C Preferred Units for cash in an amount equal to the liquidation preference thereof or shares of our Series F Preferred Stock at a conversion rate of 0.025 shares of Series F Preferred Stock per PDC Series C Preferred Unit (subject to adjustment), with the form of consideration to be selected by us.

     A holder of each share of Series F Preferred Stock will be entitled to receive, when, as and if declared by our board of directors, a cumulative preferential cash distribution per quarter at the per annum rate of 8.75% of the per share liquidation preference. The liquidation preference per share is $1,000 plus accrued and unpaid dividends thereon.

     We have the right to redeem all (but not part) of the Series F Preferred Stock on or after May 1, 2005 at a redemption price equal to the liquidation preference thereof. The redemption price must be paid out of the proceeds of the sale of GGP equity securities.

     The shares of Series F Preferred Stock, none of which are currently issued or outstanding, rank senior to our common stock and on parity with the Series B Preferred Stock, the Series C Preferred Stock, the Series E Preferred Stock, the Series G Preferred Stock and the Series H Preferred Stock as to payment of dividends and amounts upon GGP's liquidation, dissolution or winding-up.

     Holders of Series F Preferred Stock generally do not have any voting rights, except as described below and as provided by applicable law. If dividends on the Series F Preferred Stock are in arrears for six or more quarterly periods (including quarterly periods on the PDC Series C Preferred Units), holders of Series F Preferred Stock (voting separately as a class with all other series of preferred stock upon which like voting rights have been conferred and are then exercisable) will be entitled to vote for the election of two additional directors to serve on our board of directors until all accumulated dividends and the dividends for the then current period have been paid. In addition, holders of Series F Preferred Stock will have the right to approve the issuance of additional senior securities, certain mergers, consolidations and transfers of assets involving GGP and certain changes to our certificate of incorporation.

  DESCRIPTION OF SERIES G PREFERRED STOCK

     In April 2002, GGPLP L.L.C. issued $60 million in principal amount of 8.95% Series B Cumulative Redeemable Preferred Units of membership interest ("GGPLP L.L.C. Series B Preferred Units") to an institutional investor. Holders of the GGPLP L.L.C. Series B Preferred Units are entitled to receive cumulative preferential cash distributions per unit at a per annum rate of 8.95% of the $250 liquidation preference thereof (or $5.59375 per quarter) prior to any distributions by GGPLP L.L.C. to the Operating Partnership.

     At any time on or after April 23, 2012 and subject to certain limitations, the holders of at least 51% of the outstanding GGPLP L.L.C. Series B Preferred Units may elect to exchange all but not less than all of the GGPLP L.L.C. Series B Preferred Units for the number of shares of Series G Preferred Stock, par value $100 per share, equal to the quotient of (A) the sum of the capital accounts of the holders of GGPLP L.L.C. Series B Preferred Units divided by (B) $1,000. A holder or holders of GGPLP L.L.C. Series B Preferred Units also may elect to exchange GGPLP L.L.C. Series B Preferred Units for shares of our common stock, as specified in the operating agreement of GGPLP L.L.C., in the event that (a) accumulated and unpaid distributions on the GGPLP L.L.C. Series B Preferred Units exceed a specified amount on or after April 23, 2007 or (b) a holder concludes that there is an imminent and substantial risk that its interest in GGPLP L.L.C. could exceed more than a specified percentage of the total profit or capital interests in GGPLP L.L.C. If a written notice of exchange has been delivered to us, then we may, at our option, within ten business days after receiving the exchange notice, elect to purchase or cause GGPLP L.L.C. to redeem all or a portion of the GGPLP L.L.C. Series B Preferred Units (for which an exchange notice was delivered) for cash or our common stock based upon a 20 trading day average of the closing price of the common stock.

     The shares of Series G Preferred Stock, none of which are currently issued or outstanding, rank senior to our common stock and rank on parity with the Series B Preferred Stock, the Series C Preferred Stock, the

Series E Preferred Stock, the Series F Preferred Stock and Series H Preferred Stock as to payment of dividends and amounts upon GGP's liquidation, dissolution or winding-up. Holders of Series G Preferred Stock generally do not have any voting rights, except as provided by applicable law.

RESTRICTIONS ON OWNERSHIP AND TRANSFER OF CAPITAL STOCK

     For GGP to remain qualified as a REIT under the Code, the following conditions must be satisfied:

     - not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of a taxable year; and

     - the capital stock must be beneficially owned, without regard to any rules of attribution of ownership, by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year.

Accordingly, our certificate of incorporation contains provisions which limit the value of the outstanding capital stock that may be owned by any stockholder. This limit is referred to as the 'Ownership Limit."

     Subject to certain exceptions, the Ownership Limit provides that no stockholder, other than Martin Bucksbaum (now deceased), Matthew Bucksbaum, their families and related trusts, may own, or be deemed to own by virtue of the applicable attribution provisions of the Code, more than the Ownership Limit. The Ownership Limit was originally set at 6.5% of the value of the outstanding capital stock, and was increased to 7.5% of the value of the outstanding capital stock as a result of legislation passed in 1993. Our board of directors is authorized to further increase the Ownership Limit to not more than 9.8% of the value of the outstanding capital stock. Our certificate of incorporation permits the Bucksbaums to exceed the Ownership Limit. Currently, the Bucksbaums exceed such limit. The Ownership Limit provides that the Bucksbaums may acquire additional shares pursuant to certain rights granted to them in connection with our initial public offering or from other sources so long as the acquisition does not result in the five largest beneficial owners of capital stock holding more than 50% of the outstanding capital stock.

     Our board of directors may waive the Ownership Limit if presented with satisfactory evidence that such ownership will not jeopardize GGP's status as a REIT. As a condition of such waiver, our board of directors may require opinions of counsel satisfactory to it and/or an undertaking from the applicant with respect to preserving GGP's REIT status. The Ownership Limit will not apply if the board of directors and the holders of capital stock determine that it is no longer in GGP's best interest to attempt to qualify, or to continue to qualify, as a REIT. If shares of capital stock in excess of the Ownership Limit, or shares which would cause us to be beneficially owned by fewer than 100 persons, are issued or transferred to any person, such issuance or transfer shall be null and void and the intended transferee will acquire no rights to such shares.

     Our certificate of incorporation further provides that upon a transfer or other event that results in a person owning (either directly or by virtue of the applicable attribution rules) capital stock in excess of the applicable Ownership Limit (referred to as "Excess Shares"), such person (known as a "Prohibited Owner") will not acquire or retain any rights or beneficial economic interest in such Excess Shares. Rather, the Excess Shares will be automatically transferred to a person or entity unaffiliated with and designated by us to serve as trustee of a trust for the exclusive benefit of a charitable beneficiary to be designated by us within five days after the discovery of the transaction which created the Excess Shares. The trustee shall have the exclusive right to designate a person who may acquire the Excess Shares without violating the applicable ownership restrictions (a "Permitted Transferee") to acquire all of the shares held by the trust. The Permitted Transferee must pay the trustee an amount equal to the fair market value (determined at the time of transfer to the Permitted Transferee) for the Excess Shares. The trustee shall pay to the Prohibited Owner the lesser of (a) the value of the shares at the time they became Excess Shares and (b) the price received by the trustee from the sale of the Excess Shares to the Permitted Transferee. The beneficiary will receive the excess, if any, of (i) the sale proceeds from the transfer to the Permitted Transferee over (ii) the amount paid to the Prohibited Owner, in addition to any dividends paid with respect to the Excess Shares.

     The Ownership Limit will not be automatically removed even if the REIT provisions of the Code are changed so as to no longer contain any ownership concentration limitation or if the ownership concentration limitation is increased. Except as otherwise described above, any change in the Ownership Limit would require an amendment to our certificate of incorporation. Amendments to our certificate of incorporation require the affirmative vote of holders owning a majority of our outstanding capital stock. In addition to preserving GGP's status as a REIT, the Ownership Limit may preclude an acquisition of control over us without the approval of our board of directors.

     All certificates representing capital stock will bear a legend referring to the restrictions described above.

     All persons who own, directly or by virtue of the attribution provisions of the Code, more than 7.5% of the value of the outstanding capital stock must file an affidavit with us containing the information specified in our certificate of incorporation within 30 days after January 1 of each year. In addition, each stockholder shall upon demand be required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our board of directors deems necessary to comply with the provisions of the Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. United States Treasury Regulations currently require us to send annual written statements requesting information as to the actual ownership of the capital stock from each record holder of more than 1% of our outstanding capital stock. Depending upon the number of record holders of the capital stock, the reporting threshold required by the Treasury Regulations can fall as low as 0.5%. Record holders that fail to submit a written statement in response to the request must attach to their federal income tax returns specified information regarding the actual ownership of shares of capital stock of which they are the record holder.

LIMITATION OF LIABILITY OF DIRECTORS

     Our certificate of incorporation provides that a director will not be personally liable for monetary damages to us or to our stockholders for breach of fiduciary duty as a director, except for liability:

     - for any breach of the director's duty of loyalty to us or to our stockholders;

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for paying a dividend or approving a stock repurchase in violation of
       Section 174 of the Delaware General Corporation Law; or

     - for any transaction from which the director derived an improper personal benefit.

     While our certificate of incorporation provides directors with protection from awards for monetary damages for breaches of their duty of care, it does not eliminate such duty. Accordingly, our certificate of incorporation will have no effect on the availability of equitable remedies such as an injunction or rescission based on a director's breach of his or her duty of care. The provisions of our certificate of incorporation described above apply to an officer of our company only if he or she is a director of our company and is acting in his or her capacity as director, and do not apply to officers of our company who are not directors.

INDEMNIFICATION AGREEMENTS

     We have entered into indemnification agreements with each of our officers and directors. The indemnification agreements require, among other things, that we indemnify our officers and directors to the fullest extent permitted by law, and advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. We must also indemnify and advance all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and cover them under our directors' and officers' liability insurance. Although the form of the indemnification agreement offers substantially the same scope of coverage afforded by provisions in our certificate of incorporation and bylaws, it provides greater assurance to the directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the board of directors or by stockholders to eliminate the rights it provides.

DELAWARE ANTI-TAKEOVER STATUTE

     GGP is a Delaware corporation subject to Section 203 of the Delaware General Corporation Law. In general, Section 203 prevents an "interested stockholder" (defined generally as a person owning 15% or more of our outstanding voting stock) from engaging in a "business combination" (as defined in Section 203) with us for three years following the date that person becomes an interested stockholder unless:

     - before that person became an interested stockholder, our board of directors approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination;

     - upon completion of the transaction that resulted in the interested stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced (excluding stock held by directors who are also our officers and by employee stock plans that do not provide employees with the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer); or

     - following the transaction in which that person became an interested stockholder, the business combination is approved by our board of directors and authorized at a meeting of stockholders by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock not owned by the interested stockholder.

     Under Section 203, these restrictions do not apply to certain business combinations proposed by an interested stockholder following the announcement or notification of one of certain extraordinary transactions involving us and a person who was not an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of our directors, if that extraordinary transaction is approved or not opposed by a majority of the directors who were directors before any person became an interested stockholder in the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors then in office.

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                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

     The following is a general summary of the federal income tax considerations anticipated to be material to prospective holders of GGP preferred or common stock. This summary is based upon interpretations of the Internal Revenue Code of 1986, as amended, existing, temporary and currently proposed regulations promulgated under the Code, judicial decisions and administrative rulings as of the date of this prospectus, all of which are subject to change or differing interpretations, including changes and interpretations with retroactive effect. The discussion below does not address all federal income tax considerations, or any state, local or foreign tax consequences. Your tax treatment may differ depending upon your particular situation. Also, the discussion does not address various tax rules that may apply to stockholders subject to special treatment under the Code, such as foreign persons, traders and dealers in securities, tax-exempt entities, insurance companies and other financial institutions, persons that hold the preferred or common stock as part of a straddle, hedge or conversion transaction, or holders subject to the alternative minimum tax, except to the extent discussed below under "-- Taxation of Tax-Exempt U.S. Stockholders" and "-- Taxation of Non-U.S. Stockholders". In addition, this discussion is limited to persons who hold the preferred or common stock as a capital asset within the meaning of Section 1221 of the Code.

     You should consult with your own legal and tax advisors regarding the tax consequences arising from the receipt, holding or disposition of GGP preferred or common stock.

TAXATION OF GGP

  GENERAL

     This section is a summary of certain federal income tax matters of general application pertaining to REITs and their stockholders under the Code. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. This summary is qualified in its entirety by the applicable Code provisions, regulations, and administrative and judicial interpretations thereof, all of which are subject to change, possibly retroactively.

     In the opinion of Neal, Gerber & Eisenberg LLP, our tax counsel, beginning with GGP's taxable year ended December 31, 1993, GGP has been organized and operated in conformity with the requirements for qualification as a REIT under the Code. GGP intends to continue to operate in a manner that will enable it to continue to so qualify. No assurance can be given, however, that GGP has so qualified or will continue to so qualify. GGP's ability to qualify as a REIT under the requirements of the Code and the regulations promulgated thereunder is dependent upon its ability to meet on a continuing basis, through actual annual operating results, the various requirements under the Code with regard to, among other things, the sources of its gross income, the composition and values of its assets, its distribution levels and its diversity of stock ownership.

     If GGP qualifies as a REIT, GGP generally will not be subject to federal corporate income tax on its net income that is currently distributed to its stockholders. This treatment substantially eliminates the "double taxation" (at the corporate and stockholder levels) that generally results from investment in a corporation. However, notwithstanding GGP's qualification as a REIT, GGP will be subject to federal income tax as follows:

     - GGP will be taxed at regular corporate rates on any undistributed REIT taxable income, including undistributed net capital gains.

     - GGP may, under certain circumstances, be subject to the "alternative minimum tax" on its items of tax preference.

     - If GGP has net income from prohibited transactions (which are, in general, certain sales or other dispositions of property held primarily for sale to customers in the ordinary course of business other than foreclosure property), such income will be subject to a 100% tax.

     - If GGP has (a) net income from the sale or other disposition of "foreclosure property" (defined generally as property acquired through foreclosure or after a default on a loan secured by the property or a lease of the property) which is held primarily for sale to customers in the ordinary course of business, or (b) other nonqualifying income from foreclosure property, GGP will be subject to tax at the highest corporate rate on this income.

     - If GGP should fail to satisfy the 75% gross income test or the 95% gross income test (as discussed below), but has nonetheless maintained its qualification as a REIT because certain other requirements have been met, GGP will be subject to a 100% tax on an amount equal to (a) the gross income attributable to the greater of (i) the excess of 75% of its gross income over the amount of such income attributable to sources which qualify under the 75% gross income test (discussed below) and (ii) the excess of 90% of its gross income over the amount of such income attributable to sources which qualify under the 95% income test (discussed below), multiplied by (b) a fraction intended to reflect its profitability.

     - If GGP should fail to distribute during each calendar year at least the sum of (a) 85% of its REIT ordinary income for such year, (b) 95% of its REIT capital gain net income for such year (other than certain long-term capital gains that GGP elects to retain and pay the tax thereon), and (c) any undistributed taxable income from prior periods, GGP would be subjected to a 4% excise tax on the excess of such required distribution over the amounts actually distributed.

     - A 100% excise tax may be imposed on some items of income or expense that are directly or constructively paid between a taxable REIT subsidiary (as described below) and a REIT if and to the extent that the Internal Revenue Service ("IRS") successfully adjusts the reported amounts of these items.

     - If GGP acquires assets from a subchapter C corporation in a "conversion transaction" (i.e., a transaction in which the adjusted tax basis of the assets in its hands is determined by reference to the adjusted tax basis of such assets in the hands of the subchapter C corporation), GGP generally would be subject to tax at the highest regular corporate tax rate on any "built-in gain" it recognizes on the disposition of any such converted property during the ten-year period beginning on the day on which GGP acquires such property. Similarly, if GGP acquires the stock of a subchapter C corporation for which a REIT election is made (a "New REIT"), such New REIT generally would be subject to tax at the highest regular corporate tax rate on any "built-in gain" it recognizes on the disposition during the ten-year period beginning on the first day of the REIT's first taxable year of any of the assets it owned at the beginning of such period. Built-in gain generally is the amount by which an asset's fair market value exceeds its adjusted basis (each determined as of (a) the acquisition date, in the case of GGP's acquisition of subchapter C corporation assets or (b) as of the beginning of the ten year recognition period, in the case of GGP's acquisition of the stock of a subchapter C corporation for which a REIT election is made). In lieu of the treatment described above, the transferring or electing subchapter C corporation may elect to recognize any net built-in gain that would have been realized if the subchapter C corporation had sold such assets to an unrelated party at fair market value.

     Furthermore, notwithstanding GGP's status as a REIT, GGP may have to pay certain state and local income taxes because not all states and localities treat REITs the same as they are treated for federal income tax purposes. GGP could also be subject to foreign taxes on investments and activities in foreign jurisdictions. In addition, certain of GGP's subsidiaries are subchapter C corporations, the earnings of which are subject to federal corporate income tax. Finally, GGP could also be subject to tax in certain situations and on certain transactions not presently contemplated.

  REQUIREMENTS FOR QUALIFICATION AS A REIT

     The Code defines a REIT as a corporation, trust or association:

          (1) that is managed by one or more trustees or directors;

          (2) the beneficial ownership of which is evidenced by transferable shares, or by transferable certificates of beneficial interest;

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          (3) which would be taxable as a domestic corporation, but for the provisions of Sections 856 through 860 of the Code;

          (4) which is neither a financial institution nor an insurance company subject to certain provisions of the Code;

          (5) the beneficial ownership of which is held by 100 or more persons;

          (6) in which, during the last half of each taxable year, not more than 50% in value of the outstanding stock is owned, directly or indirectly, by or for five or fewer individuals (as defined in the Code to include certain entities); and

          (7) which meets certain other requirements described below (including tests with respect to the nature of its income and assets and the amount of its distributions).

     The Code provides that the first four conditions must be met during the entire taxable year, and that the fifth condition must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. For purposes of the sixth condition, certain tax-exempt entities (but generally excluding trusts described in Section 401(a) and exempt under Section 501(a) of the Code) are treated as individuals.

     We believe that GGP has been organized and operated in a manner so as to satisfy each of the above conditions. In addition, with regard to the fifth and sixth conditions described above, GGP's certificate of incorporation provides certain restrictions regarding transfers of its shares, which provisions are intended to assist it in satisfying these share ownership requirements. For more information regarding these restrictions, see "Description of Capital
Stock -- Restrictions on Ownership and Transfer of Capital Stock." These restrictions, however, may not ensure that GGP will, in all cases, be able to satisfy these share ownership requirements. If GGP fails to satisfy these share ownership requirements (or otherwise fails to meet the conditions described above), it will fail to qualify as a REIT. See "-- Failure to Qualify as a REIT." However, if GGP complies with certain rules contained in applicable Treasury Regulations (described in further detail below) that require GGP to ascertain the actual ownership of its shares, and GGP does not know, or would not have known through the exercise of reasonable diligence, that it failed to meet the requirement described in the sixth condition described above, GGP will be treated as having met this requirement.

     To monitor compliance with the share ownership requirements, GGP is required to maintain records regarding the actual ownership of its shares. To do so, GGP must demand written statements each year from the record holders of certain percentages of its stock in which the record holders are to disclose the actual owners of the shares (i.e., the persons required to include in gross income the REIT dividends). A stockholder who fails or refuses to comply with the demand must submit a statement with its tax return disclosing the actual ownership of the shares and certain other information.

     In addition, GGP must use a calendar year for federal income tax purposes, satisfy all relevant filing and other administrative requirements established by the IRS that must be met to elect and maintain REIT status, and comply with the recordkeeping requirements of the Code and regulations promulgated thereunder. GGP has had and will continue to have a calendar year, and believes that it has satisfied and will continue to satisfy the relevant filing, administrative, recordkeeping, and other requirements established by the IRS, the Code, and regulations promulgated thereunder that must be met to elect and maintain REIT status.

  GROSS INCOME TESTS

     In order to maintain qualification as a REIT, GGP must satisfy two gross income requirements on an annual basis. First, at least 75% of GGP's gross income (excluding gross income from prohibited transactions, i.e., certain sales of property held primarily for sale to customers in the ordinary course of business) for each taxable year must be derived directly or indirectly from investments relating to real property or mortgages on real property (including "rents from real property," dividends from other REITs and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of GGP's gross income

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

(excluding gross income from prohibited transactions) for each taxable year must be derived from such real property investments, and from dividends, interest and gain from the sale or disposition of stock or securities (or from any combination of the foregoing).

     Rents that GGP receives will qualify as "rents from real property" in satisfying the gross income requirements described above, only if certain conditions, including the following, are met. First, the amount of rent generally must not depend in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from qualifying as "rents from real property" solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, except for rents received from a taxable REIT subsidiary, rents received from a tenant will not qualify as "rents from real property" if the REIT (or an actual or constructive owner of 10% or more of the REIT) actually or constructively owns 10% or more of the tenant. Amounts received from the rental of up to 10% of a property to a taxable REIT subsidiary will qualify as "rents from real property" so long as at least 90% of the leased space of the property is rented to third parties (i.e., persons other than taxable REIT subsidiaries or related parties) and the rents received are substantially comparable to rents received from other tenants of the property for comparable space. Third, if rent attributable to personal property leased in connection with a lease of real property is greater than 15% of the total rent received under the lease, then the portion of rent attributable to such personal property will not qualify as "rents from real property."

     In addition, for rents received to qualify as "rents from real property," a REIT generally must not operate or manage the property or furnish or render services to the tenants of such property, other than through an independent contractor from which the REIT derives no revenue or through a taxable REIT subsidiary. A REIT is permitted to directly perform services that are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered rendered to the occupant of the property. Moreover, a REIT may provide non-customary services to tenants of, or operate or manage, a property without disqualifying all of the rent from the property if the payment for such services or operation or management of the property does not exceed 1% of the total gross income from the property. For purposes of this test, the income received from such non-customary services or operation or management is deemed to be at least 150% of the direct cost of providing the services or providing the operation or management.

     Although the Operating Partnership and other affiliates of GGP may perform development, construction and leasing services for, and may operate and manage, certain properties directly without using an "independent contractor," we believe that, in almost all instances, the only services to be provided to lessees of these properties will be those usually or customarily rendered in connection with the rental of space for occupancy only. To the extent any noncustomary services or operation or management are provided, such services, operation or management will generally (although not necessarily in all cases) be performed by a taxable REIT subsidiary. In any event, we intend that the amounts received by GGP for noncustomary services or operation or management that may constitute "impermissible tenant service income" from any one property will not exceed 1% of the total amount collected from such property during the taxable year.

     GGP's share of any dividends received from its corporate subsidiaries (and from other corporations in which GGP owns an interest) will generally qualify under the 95% gross income test but not under the 75% gross income test. We do not anticipate that GGP will receive sufficient dividends to cause it to exceed the limit on nonqualifying income under the 75% gross income test.

     If the IRS successfully asserts that any amount of interest, rent, or other deduction of a taxable REIT subsidiary for amounts paid to GGP exceeds amounts determined at arm's length, the IRS's adjustment of such an item could affect GGP's ability to satisfy the income tests described above (in addition to the fact that a 100% excise tax would be imposed on the portion that is excessive, as described above under "Taxation of GGP -- General"). Similarly, any prohibited transaction income (as described below under "Taxation of GGP -- Prohibited Transactions") may also adversely affect GGP's ability to satisfy the income tests for qualification as a REIT.

     Taking into account GGP's actual and anticipated sources of nonqualifying income, we believe that GGP's aggregate gross income from all sources has satisfied and will continue to satisfy the income tests applicable to GGP. However, GGP may not always be able to maintain compliance with the gross income tests for REIT qualification despite periodic monitoring of its income. If GGP fails to satisfy one or both of the 75% or 95% gross income tests for any taxable year, GGP may nevertheless qualify as a REIT for such year if it is entitled to relief under certain provisions of the Code. These relief provisions generally will be available if GGP's failure to meet such tests was due to reasonable cause and not due to willful neglect, GGP attached a schedule of the sources of its income to its return, and any incorrect information on the schedule was not due to fraud with intent to evade tax. It is not possible, however, to state whether in all circumstances GGP would be entitled to the benefit of these relief provisions. If these relief provisions are inapplicable to a particular set of circumstances involving GGP, GGP will not qualify as a REIT. See "-- Failure to Qualify as a REIT." As discussed above in "-- Taxation of GGP -- General," even where these relief provisions apply, GGP would be subject to a penalty tax based upon the amount of its non-qualifying income.

  ASSET TESTS

     At the close of each quarter of its taxable year, GGP must meet certain tests relating to the nature and diversification of its assets. First, at least 75% of the value of GGP's total assets at the end of each calendar quarter must consist of real estate assets, cash or government securities. In addition, at the close of each calendar quarter, GGP generally must satisfy the following requirements: (a) not more than 25% of the value of its total assets may be represented by securities (other than government securities or other assets that qualify for the 75% test described in the preceding sentence); (b) not more than 20% of the value of its total assets may be represented by securities of one or more "taxable REIT subsidiaries"; and (c) except with respect to any "taxable REIT subsidiary" and securities that qualify for the 75% test described in the preceding sentence, (i) not more than 5% of the value of GGP's total assets may be represented by the securities of any one issuer, (ii) GGP may not hold securities possessing more than 10% of the total voting power of the outstanding securities of any one issuer, and (iii) GGP may not hold securities having a value of more than 10% of the total value of the outstanding securities of any one issuer, other than certain "straight debt obligations" that are exempt from the 10% value test, as described in more detail below.

     Securities, for purposes of the asset tests, may include debt that GGP holds. However, debt GGP holds in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and either (a) the issuer is an individual, (b) the only securities of the issuer that GGP holds are straight debt, or (c) if the issuer is a partnership, GGP holds at least a 20% profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money (i) which is not convertible, directly or indirectly, into stock and (ii) the interest rate or the interest payment dates of which are not contingent on the profits, the borrower's discretion or similar factors.

     After initially meeting the asset tests after the close of any calendar quarter, GGP will not lose its status as a REIT if it fails to satisfy the asset tests at the end of a later calendar quarter solely by reason of changes in the relative values of its assets. If a failure to satisfy the asset tests results wholly or partly from the acquisition of securities or other property during a calendar quarter, the failure can be cured by a disposition of sufficient non-qualifying assets within 30 days after the close of that calendar quarter. We intend to maintain adequate records of the value of GGP's assets to ensure compliance with the asset tests and to take any available actions within 30 days after the close of any calendar quarter as may be required to cure any noncompliance with the asset tests. We cannot ensure, however, that these steps always will be successful. If we were to fail to cure any such noncompliance with the asset tests within this 30-day period, GGP would fail to qualify as a REIT. See "-- Failure to Qualify as a REIT."

     Except where an exception to the asset tests is expected to apply, we believe that (a) commencing with its taxable year ended December 31, 1993, GGP has satisfied the asset tests in effect with respect to its qualification as a REIT, and (b) as of the time of this prospectus:

     - at least 75% of the value of GGP's total assets consists of real estate assets, cash or government securities;

     - the aggregate value of securities held by GGP (exclusive of securities counted for purposes of the 75% asset test) does not exceed 25% of the total value of GGP's assets;
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

     - the aggregate value of the securities of GGP's taxable REIT subsidiaries does not exceed 20% of the total value of its assets;

     - the aggregate value of securities of any one issuer held by GGP (exclusive of securities counted for purposes of the 75% asset test and interests in taxable REIT subsidiaries) does not exceed 5% of the total value of GGP's assets;

     - GGP complies with the 10% voting securities limitation and 10% value limitation with respect to securities held by GGP (exclusive of securities counted for purposes of the 75% asset test and interests in taxable REIT subsidiaries, and taking into account the "straight debt" exceptions with respect to certain issuers).

With respect to GGP's compliance with each of these asset tests, however, we cannot provide any assurance that the IRS might not disagree with our determinations, or that the IRS will be unsuccessful if it contends that GGP has violated one of the asset tests described above. If the IRS could successfully assert that GGP had failed to comply with the applicable asset tests, GGP would fail to qualify as a REIT. See "-- Failure to Qualify as a REIT."

  APPLICATION OF THE ASSET AND GROSS INCOME TESTS TO PARTNERSHIPS, QUALIFIED REIT SUBSIDIARIES AND TAXABLE REIT SUBSIDIARIES

     In the case of a REIT which is a partner in a partnership, such as GGP, regulations provide that a REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn the income of the partnership attributable to such share. For purposes of satisfying the asset and income tests described above, the character of the gross income and assets in the hands of the partnership remains the same when allocated to a REIT. Accordingly, GGP's proportionate share of the assets, liabilities and items of income of the Operating Partnership will be treated as assets, liabilities, and items of income of GGP for purposes of its qualification as a REIT, and are so treated for purposes of the description in this prospectus.

     Similarly, for purposes of the asset and income tests, a REIT is deemed to directly own the income and assets of any "qualified REIT subsidiary." A qualified REIT subsidiary is any corporation, 100% of whose stock is held by GGP and which has not elected to be treated as a "taxable REIT subsidiary," as discussed below. Because a REIT is deemed to directly own the income and assets of any "qualified REIT subsidiary," references herein to GGP's income and assets include the income and assets of each qualified REIT subsidiary owned by GGP.

     The Code provides that for taxable years beginning after December 31, 2000, REITs may own up to 100% of the voting power and value of securities in taxable REIT subsidiaries. A corporation is treated as a taxable REIT subsidiary if a REIT owns stock in the corporation and the REIT and the corporation jointly elect such treatment and certain other conditions are met. In the event such an election is made, any corporation (other than a REIT or a qualified REIT subsidiary) of which the taxable REIT subsidiary owns directly or indirectly more than 35% of the total voting power or value of the outstanding securities is also treated as a taxable REIT subsidiary.

     Although the activities and income of taxable REIT subsidiaries are subject to corporate-level tax, taxable REIT subsidiaries are permitted to engage in activities that the REIT could not engage in itself. Additionally, under certain limited conditions, income received by a REIT from a taxable REIT subsidiary may qualify as rent. See the discussion under "-- Taxation of GGP -- Income Tests" above. As discussed more fully under "-- Taxation of GGP -- Asset Tests," not more than 20% of the fair market value of a REIT's assets can consist of securities of taxable REIT subsidiaries, and stock of a taxable REIT subsidiary is not a qualified asset for purposes of the 75% asset test.

     The amount of interest that a taxable REIT subsidiary may deduct on related party debt is limited. In general, a taxable REIT subsidiary may not deduct interest payments made in any year to an affiliated REIT to the extent that such payments exceed 50% of the taxable REIT subsidiary's adjusted taxable income for that year (although the taxable REIT subsidiary may carry forward to, and deduct in, a succeeding year the disallowed interest amount if the 50% test is satisfied in that year). Further, a 100% excise tax applies to any interest payments by a taxable REIT subsidiary to its affiliated REIT to the extent the interest rate is set above a commercially reasonable level.

     The Code allows the IRS to reallocate costs between a REIT and its taxable REIT subsidiary. Any deductible expenses allocated away from a taxable REIT subsidiary would increase its tax liability, and the amount of such increase would be subject to interest charges. Further, any amount by which a REIT understates its deductions and overstates those of its taxable REIT subsidiary will, subject to certain exceptions, be subject to a 100% excise tax.

  DISTRIBUTION REQUIREMENTS

     In order to qualify as a REIT, GGP must distribute to its stockholders dividends (other than capital gains dividends) in an amount at least equal to
(1) the sum of (a) 90% (95% for taxable years prior to 2001) of its REIT taxable income (as computed without regard to net capital gains or the dividends-paid deduction) and (b) 90% (95% for taxable years prior to 2001) of its net income (after tax) from foreclosure property, minus (2) the sum of certain non-cash items, for each taxable year.

     Such distributions generally must be made in the taxable year to which they relate, or in the following taxable year if declared before GGP timely files its tax return for such year and if paid with or before the first regular dividend payment after such declaration. To the extent that GGP distributes less than 100% of its "REIT taxable income," as adjusted (but satisfies the distribution requirements), it will be subject to tax on such income at ordinary corporate tax rates. In any year, GGP may elect to retain, rather than distribute, its net long-term capital gains and pay tax on such gains. In such a case, GGP's stockholders would include their share of such undistributed long-term capital gains in income and receive a credit for their share of the tax paid by GGP. GGP's stockholders would then increase the adjusted basis of their GGP shares by the difference between the designated amounts included in their long-term capital gains and the tax deemed paid with respect to their shares.

     GGP believes that it has made, and intends to make, timely distributions sufficient to satisfy the foregoing annual distribution requirement. It is possible, however, that GGP, from time to time, may not have sufficient cash to meet the 90% distribution requirement due to timing differences between (a) the actual receipt of cash (including receipt of distributions from the Operating Partnership), and (b) the inclusion of certain items in income by GGP for federal income tax purposes. In the event that such timing differences occur, in order to meet the 90% distribution requirement, GGP may find it necessary to arrange for short-term, or possibly long-term, borrowings, or to pay dividends in the form of taxable distributions of property.

     Under certain circumstances, GGP may be able to rectify a failure to meet the 90% distribution requirement for a year by paying "deficiency dividends" to stockholders in a later year, which may be included in GGP's deduction for dividends paid for the earlier year. Thus, GGP may be able to avoid being taxed on amounts distributed as deficiency dividends; however, GGP will be required to pay interest based on the amount of any deduction taken for deficiency dividends.

     In addition, if GGP should fail to distribute during each calendar year (or in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January immediately following such year) at least the sum of: (a) 85% of its REIT ordinary income for such year; (b) 95% of its REIT capital gain net income for such year (excluding retained long-term capital gains); and (c) any undistributed taxable income from prior periods, GGP would be subject to a 4% excise tax on the excess of such required distribution over the amounts actually distributed. GGP believes that it has made, and GGP intends to make, timely distributions sufficient to satisfy this annual distribution requirement.

  PROHIBITED TRANSACTIONS

     As discussed above in "-- Taxation of GGP -- General," any gain realized by GGP on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of business (including GGP's share of any such gain realized by the Operating Partnership, either directly or through its subsidiaries) generally will be treated as income from a prohibited transaction that is subject to a

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

100% penalty tax. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances surrounding the particular transaction. The Operating Partnership intends to hold its properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing and owning its properties and to make occasional sales of the properties as are consistent with the Operating Partnership's investment objectives. However, the IRS may successfully contend that some or all of the sales made by the Operating Partnership or its subsidiaries are prohibited transactions. GGP would be subject to the 100% penalty tax on its allocable share of the gains resulting from any such sales.

FAILURE TO QUALIFY AS A REIT

     Failure of GGP to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon investors. If disqualified for taxation as a REIT for a taxable year, GGP would also be disqualified for taxation as a REIT for the next four taxable years, unless the failure was due to reasonable cause rather than willful neglect and certain other conditions were met. In addition, if disqualified for taxation as a REIT for a taxable year, GGP would be subject to federal income tax at corporate rates on all of its taxable income and would not be able to deduct dividends paid, which could result in a discontinuation of or substantial reduction in distributions paid to stockholders. Dividends would also be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify be determined to have occurred retroactively in an earlier tax year of GGP, the imposition of a substantial federal income tax liability on GGP attributable to nonqualifying tax years may adversely affect GGP's ability to make distributions to its stockholders.

TAX ASPECTS OF GGP'S INVESTMENT IN THE OPERATING PARTNERSHIP

     Substantially all of GGP's investments are held through the Operating Partnership. In turn, the Operating Partnership holds a substantial portion of its real estate properties through subsidiary partnerships (including limited liability companies that GGP treats as partnerships for federal income tax purposes). In general, partnerships are "pass-through" entities that are not subject to federal income tax. Rather, partners are allocated their proportionate shares of the items of income, gain, loss, deduction and credit of a partnership, and are potentially subject to tax thereon, without regard to whether the partners receive a distribution from the partnership. As discussed above, GGP will include in its income its share of the foregoing items of the Operating Partnership (and its subsidiary partnerships) for purposes of the various REIT income tests and in the computation of its REIT taxable income. Moreover, for purposes of the REIT asset tests, GGP will include its proportionate share of assets held by the Operating Partnership (and its subsidiary partnerships). See "-- Taxation of GGP -- Application of the Asset and Gross Income Tests to Partnerships, Qualified REIT Subsidiaries and Taxable REIT Subsidiaries."

  ENTITY CLASSIFICATION

     GGP's interests in the Operating Partnership and the subsidiary partnerships involve special tax considerations, including the possibility of a challenge by the IRS with respect to the status of the Operating Partnership or a subsidiary partnership as a partnership (as opposed to an association taxable as a corporation) for federal income tax purposes. If the Operating Partnership or a subsidiary partnership were treated as an association, it would be taxable as a corporation and therefore subject to an entity-level tax on its income. In such a situation, the character of GGP's assets and items of gross income would change and preclude it from satisfying the asset tests and possibly the income tests (see "-- Taxation of GGP -- Asset Tests" and "-- Taxation of GGP -- Income Tests"). This, in turn, would prevent GGP from qualifying as a REIT. See
"-- Failure to Qualify as a REIT" for a discussion of the effect of GGP's failure to meet these tests for a taxable year. In addition, a change in the Operating Partnership's or a subsidiary partnership's status for tax purposes might be treated as a taxable event. If so, GGP might incur a tax liability without receiving any related cash distributions.

     The continued classification of the Operating Partnership and each subsidiary partnership as a partnership for federal income tax purposes will depend upon the Operating Partnership and each such subsidiary partnership not being classified as a "publicly traded partnership" ("PTP") taxable as a corporation within the meaning of Section 7704 of the Code. Under
Section 7704 of the Code, a partnership is classified as a PTP if interests in the partnership are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. If so classified, the PTP is taxable as a corporation unless it qualifies for a special "90% qualifying income exception" under Section 7704(c) of the Code. Under that exception, a PTP is not subject to corporate-level tax if 90% or more of its gross income consists of dividends, interest, "rents from real property" (as that term is defined for purposes of the REIT rules, with certain modifications), gain from the sale or other disposition of real property, and certain other types of qualifying income.

     If a PTP fails to meet the 90% qualifying income exception for a taxable year, and (a) the IRS determines that the failure was inadvertent, (b) the partnership takes steps to once again comply with the 90% qualifying income exception, and (c) the partnership makes such adjustments (including with respect to the partners) or payments as may be required by the IRS, then the partnership will be treated as continuing to satisfy the 90% qualifying income exception.

     There is a risk that the ability of the holders of units in the Operating Partnership and certain of its subsidiary partnerships to exchange their units in such partnerships for GGP shares could cause the interests in the Operating Partnership and/or such subsidiary partnerships to be viewed as readily tradable on a secondary market or the substantial equivalent thereof. In that event, unless certain safe harbor provisions of the applicable regulations continue to be available and are satisfied, the Operating Partnership and/or certain of its subsidiary partnerships would be classified as a PTP. However, any such entity that became classified as a PTP would not be subject to corporate-level tax provided it met the 90% qualifying income exception. In this regard, the tax rules that define the 90% qualifying income exception are very similar to those that define the 95% qualifying gross income test with which REITs, such as GGP, must comply. We believe that the proposed method of operations of the Operating Partnership and its subsidiary partnerships would permit them to meet the 90% qualifying income test. However, there can be no assurance that the Operating Partnership and/or its subsidiary partnerships will be able to avoid classification as a PTP that is taxable as a corporation in subsequent taxable years.

  TAX ALLOCATIONS WITH RESPECT TO THE PROPERTIES

     As discussed above, a partnership is not a taxable entity for federal income tax purposes. Rather, a partner is required to take into account its allocable share of a partnership's income, gains, losses, deductions and credits for any taxable year of the partnership ending within or with the taxable year of the partner, without regard to whether the partner has received or will receive any distributions from the partnership. Although a partnership agreement will generally determine the allocation of income and losses among partners, such allocations will be disregarded for federal income tax purposes if they do not comply with the provisions of Section 704(b) of the Code and the regulations promulgated thereunder as to substantial economic effect.

     If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to such item. The allocations of taxable income and loss of the Operating Partnership and subsidiary partnerships are intended to comply with the requirements of Section 704(b) of the Code and the regulations promulgated thereunder.

     Under the Code and the regulations, income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated in a manner such that the contributing partner is charged with, or benefits from, respectively, the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of such unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution, and the adjusted tax basis of such property at the time of contribution (a "Book-Tax Difference"). Such allocations are solely for federal income tax purposes and do not affect the book capital accounts or other economic or legal arrangements among the partners. Where a partner contributes cash to a partnership that holds appreciated property, the regulations provide for a similar allocation of such items to the other partners.

     In general, investors contributing appreciated properties to the Operating Partnership or other subsidiary partnerships will be allocated lower amounts of depreciation deductions for tax purposes and increased taxable income and gain on the sale by the Operating Partnership or other subsidiary partnerships of the contributed properties. While this will tend to eliminate the Book-Tax Difference over the life of these partnerships, the foregoing special allocations do not always entirely rectify the Book-Tax Difference on an annual basis or with respect to a specific taxable transaction such as a sale. Thus, the carryover basis of the contributed properties in the hands of the Operating Partnership or other subsidiary partnerships may cause GGP to be allocated lower depreciation and other deductions, and possibly greater amounts of taxable income in the event of a sale of such contributed assets in excess of the economic or book income allocated to it as a result of such sale. This may cause GGP to recognize taxable income in excess of cash proceeds, which might adversely affect its ability to comply with the REIT distribution requirements. See "-- Taxation of GGP -- Distribution Requirements."

TAXATION OF TAXABLE U.S. STOCKHOLDERS

  GENERAL

     As used below, the term "U.S. Stockholder" means a holder of shares of capital stock who (for United States federal income tax purposes) is: a citizen or resident of the United States; a corporation, partnership or other entity created or organized in or under the laws of the United States or of any state thereof or in the District of Columbia, unless, in the case of a partnership, regulations provide otherwise; an estate the income of which is subject to United States federal income taxation regardless of its source; or a trust whose administration is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust.

     As long as GGP qualifies as a REIT, distributions made to its stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taxable to its taxable U.S. Stockholders as ordinary income. U.S. Stockholders that are corporations will not be entitled to the dividends-received deduction with respect to such distributions. In general, such distributions received by U.S. Stockholders will not qualify for the reduced maximum tax of 15% on dividends (effective through 2008). However, U.S. Stockholders that are individuals in general are taxed at the reduced maximum tax of 15% on dividends designated by and received from GGP to the extent that the dividends are attributable to (i) income retained by GGP in the prior taxable year on which GGP was subject to corporate level income tax (less the amount of tax); (ii) dividends received by GGP from taxable REIT subsidiaries or other taxable subchapter C corporations; or (iii) income in the prior taxable year from the sales of "built-in gain" property acquired by GGP from subchapter C corporations in carryover basis transactions (less the amount of corporate tax on such income).

     Distributions that are designated by GGP as capital gain dividends will generally be taxable to its U.S. Stockholders as long-term capital gains (to the extent they do not exceed GGP's actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held its stock. Corporate stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Subject to certain limitations, capital gains dividends received by a U.S. Stockholder that is an individual may be eligible for the 15% capital gains rate of tax (effective through 2008). However, in certain circumstances, capital gains attributable to the sale of depreciable real property held for more than a year may be subject to a 25% maximum federal income tax rate for taxpayers who are individuals. Distributions in excess of GGP's current and accumulated earnings and profits generally will not be taxable to a U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the U.S. Stockholder's shares, but rather, will be a nontaxable reduction in such stockholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

     Any dividend declared by GGP in October, November or December of any year payable to a stockholder of record on a specified date in any such month will be treated as both paid by GGP and received by the stockholder on December 31 of such year, provided that the dividend is actually paid by GGP during January of the following calendar year.

     Stockholders holding capital stock at the close of GGP's taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of GGP's taxable year falls, such amount as GGP may designate in a written notice mailed to its stockholders. For this purpose, GGP may not designate amounts in excess of its undistributed net capital gain for the taxable year. Each stockholder required to include such a designated amount in determining such stockholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, such stockholder's share of the tax paid by GGP in respect of such undistributed net capital gains. Stockholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such stockholders. Stockholders will increase their basis in their capital stock by the difference between the amount of such includable gains and the tax deemed paid by the stockholder in respect of such gains.

     Stockholders may not include in their individual income tax returns any net operating losses or capital losses of GGP. Instead, such losses would be carried over by GGP for potential offset against its future income (subject to certain limitations). Taxable distributions from GGP and gain from a stockholder's disposition of GGP's capital stock will not be treated as passive activity income and, therefore, stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the stockholder is a limited partner) against such income. In addition, taxable distributions from GGP and gain from the disposition of GGP's capital stock generally will be treated as investment income for purposes of the investment interest limitations, except qualified dividend income and net capital gain generally will not be taken into account for the investment interest limitation. GGP will notify the stockholders after the close of its taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain. In general, any gain or loss realized upon a taxable disposition of the capital stock by a stockholder who is not a dealer in securities will be treated as long-term capital gain if the capital stock has been held for more than one year and otherwise as short-term capital gain or loss. Long-term capital gain of an individual U.S. Stockholder with respect to the sale of stock is generally subject to a maximum tax rate of 15%. However, any loss upon a sale or exchange of capital stock by a stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from GGP that are required to be treated by such stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of GGP's capital stock may be disallowed if other shares of its capital stock are purchased within 30 days before or after the disposition.

  TAX TREATMENT OF CONVERSION OF PREFERRED STOCK

     By their terms, shares of the Series H Preferred Stock of GGP are convertible into GGP's common stock on the basis of 48.6558 shares of GGP common stock for one share of Series H Preferred Stock, but subject to adjustment for anti-dilution. See "Description of Capital Stock -- Description of Series H Preferred Stock -- Conversion." A holder of Series H Preferred Stock in GGP that elects to convert some or all of its Series H Preferred Stock into GGP common stock generally should not recognize gain or loss with respect to the conversion for federal income tax purposes, except (a) gain or loss will be recognized with respect to any cash received in lieu of fractional shares and (b) the fair market value of any shares of common stock attributable to dividend arrearages will be treated as a constructive distribution and taxed similar to an actual distribution as described above (see "-- Taxation of Taxable U.S.
Stockholders -- General"). The adjusted tax basis of the common stock (including fractional share interests) so acquired (other than common stock treated as a constructive distribution) will be equal to the tax basis of the shares of preferred stock exchanged and the holding period of such common stock will include the holding period of the preferred stock exchanged. The tax basis of any common stock treated as a constructive distribution will be equal to its fair market value on the date of the exchange.

  DEEMED DISTRIBUTIONS

     The conversion price at which the Series H Preferred Stock is converted to shares of common stock is subject to adjustment in certain circumstances. Adjustments (or failures to make adjustments) to the conversion price that have the effect of increasing the proportionate interest of any holders of GGP capital stock in GGP's assets or earnings can give rise to deemed distributions to those holders. However, adjustments to conversion price made pursuant to a bona fide reasonable adjustment formula which has the effect of preventing the dilution of the interest of the holders of the Series H Preferred Stock generally will not be considered to result in a constructive distribution of stock.

     The tax consequences of receiving a deemed distribution are generally the same as those of receiving an actual distribution. See "-- Taxation of Taxable U.S. Stockholders -- General." Thus, as a result of a deemed distribution, a holder might recognize taxable dividend income despite the fact that such holder does not receive any cash or property.

  TAX TREATMENT OF SALES OR OTHER DISPOSITIONS

     Upon a sale or other disposition of preferred or common stock (other than a conversion of preferred stock into common stock pursuant to a conversion privilege), a U.S. Stockholder generally will recognize capital gain or loss equal to the difference between the amount considered realized for tax purposes (i.e., the sum of the cash and fair market value of other property received) and the adjusted tax basis in the shares sold or disposed of. This capital gain or loss will be long-term if the holding period for the shares sold or disposed of is more than one year. Long-term capital gain of an individual U.S. Stockholder with respect to the sale of stock is generally subject to a maximum tax rate of 15%.

  BACKUP WITHHOLDING AND INFORMATION REPORTING

     GGP will report to its U.S. Stockholders and to the IRS the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the fourth lowest rate of tax specified in Section 1(c) of the Code (which at the time of this prospectus was equal to 28%) with respect to dividends paid unless such holder: (a) is a corporation or comes within certain other exempt categories and, when required, demonstrates this fact; or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A stockholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability or may entitle the stockholder to a refund, provided that the required information is furnished to the IRS. In addition, GGP may be required to withhold a portion of capital gain distributions to any stockholders that fail to certify their non-foreign status to GGP.

TAXATION OF TAX-EXEMPT U.S. STOCKHOLDERS

     The IRS has ruled that amounts distributed as a dividend by a REIT will be treated as a dividend by the recipient and excluded from the calculation of unrelated business taxable income when received by a tax-exempt entity. Based on that ruling, provided that a tax-exempt stockholder has not held its shares as "debt financed property" within the meaning of the Code and the shares are not otherwise used in an unrelated trade or business, dividend income on GGP stock should not be unrelated business taxable income to a tax-exempt stockholder, except as described below. Likewise, gain from the sale of shares should not constitute unrelated business taxable income unless such shares are "debt financed property" or were used in an unrelated trade or business. For tax-exempt stockholders which are social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts, and qualified group legal services plans exempt from federal income taxation under Sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment in GGP shares will constitute unrelated business taxable income unless such amounts are properly set aside or placed in reserve for certain purposes.

     Notwithstanding the above, however, a portion of the dividends paid by a "pension-held REIT" may be treated as unrelated business taxable income as to any pension trust which is described in Section 401(a) of the Code and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Code are referred to below as "qualified trusts."

     A REIT is a "pension-held REIT" if (a) it would not have qualified as a REIT but for the provisions of Section 856(h)(3) of the Code which provides that stock owned by a qualified trust shall be treated as owned by the beneficiaries of the trust, rather than by the trust itself, for certain purposes; and (b) either at least one qualified trust holds more than 25%, by value, of the interests in the REIT, or one or more qualified trusts, each of which owns more than 10%, by value, of the interests in the REIT, hold in the aggregate more than 50%, by value, of the interests in the REIT. The percentage of any REIT dividend paid by a pension-held REIT to a qualified trust that is treated as unrelated business taxable income is equal to the ratio of (i) the unrelated business taxable income earned by the REIT, treating the REIT as if it were a qualified trust and therefore subject to tax on unrelated business taxable income, to (ii) the total gross income (less certain expenses) of the REIT. A de minimis exception applies where the percentage is less than 5% for any year. Based on the current estimated ownership of GGP common and preferred stock, and as a result of certain limitations on transfer and ownership of common and preferred stock contained in GGP's certificate of incorporation, GGP does not believe that it is, and does not expect to be, classified as a "pension-held REIT."

TAXATION OF NON-U.S. STOCKHOLDERS

     The rules governing United States federal income taxation of the ownership and disposition of capital stock by persons that are, for this purpose, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and we do not attempt to provide more than a brief summary of these rules in this section. Accordingly, the discussion below does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which may change, and assumes that GGP qualifies for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in GGP capital stock, including any reporting requirements.

     Distributions by GGP to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by GGP of United States real property interests nor designated by GGP as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of GGP's current or accumulated earnings and profits. These distributions will ordinarily be subject to United States federal income tax on a gross basis, that is, without allowance of deductions, at a 30% rate, or any lower rate that may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. GGP expects to withhold United States federal income tax at the rate of 30% on the gross amount of any distributions of this kind made to a Non-U.S. Stockholder unless (a) a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with GGP or (b) the Non-U.S. Stockholder files an IRS Form W-8ECI with GGP claiming that the distribution is effectively connected income. Dividends that are effectively connected with a United States trade or business will be subject to tax on a net basis, that is, after allowance of deductions, at graduated rates, in the same manner as domestic stockholders are taxed with respect to dividends of this kind. Withholding generally does not apply to these dividends. An additional branch profits tax at a 30% rate, or any lower rate that may be specified by an applicable income tax treaty, may also apply to any dividends of this kind received by a Non-U.S. Stockholder that is a corporation.

     Distributions in excess of GGP's current and accumulated earnings and profits (other than those arising from the disposition of a United States real property interest, as discussed below) will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's GGP capital stock, but rather will reduce the adjusted basis of the GGP capital stock. To the extent that these distributions exceed the adjusted basis of a Non-U.S. Stockholder's GGP capital stock, they will give rise to gain from the sale or exchange of GGP capital stock, the tax treatment of which is described below. However,

GGP cannot be certain at the time of a distribution that no earnings or profits will exist because events which take place prior to the end of the year could create earnings and profits when none currently exist. Thus, GGP currently intends to withhold at a rate of 30%, or a lower applicable treaty rate, on the entire amount of any distribution. However, a Non-U.S. Stockholder may seek a refund of these amounts from the IRS if it is subsequently determined that the distribution was, in fact, in excess of GGP's current and accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

     United States federal income taxation generally will not apply to distributions to a Non-U.S. Stockholder that are designated by GGP at the time of distribution as capital gains dividends, other than those arising from the disposition of a United States real property interest, unless (a) the investment in the capital stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the same treatment will apply to the Non-U.S. Stockholder as to U.S. Stockholders with respect to the gain, except that a stockholder that is a foreign corporation may also have to pay the 30% branch profits tax, as discussed above, or (b) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will have to pay a 30% tax on the individual's capital gains.

     Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by GGP of United States real property interests, whether or not designated as a capital gain dividend, will cause the Non-U.S. Stockholder to be treated as recognizing the gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to U.S. Stockholders, or might have to pay a special alternative minimum tax in the case of nonresident alien individuals. GGP is required to withhold 35% of any distribution of this kind. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability. Also, a 30% branch profits tax might apply to a gain of this kind in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above.

     United States federal income tax generally will not apply to gain recognized by a Non-U.S. Stockholder upon the sale or exchange of capital stock unless the shares constitute a "United States real property interest" within the meaning of FIRPTA. The capital stock will not constitute a "United States real property interest" so long as GGP is a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during the specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. However, gain from the sale or exchange of capital stock to which FIRPTA does not otherwise apply will be taxable to a Non-U.S. Stockholder if (a) the investment in the capital stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the same treatment will apply to the Non-U.S. Stockholder as to U.S. Stockholders with respect to the gain, except that a stockholder that is a foreign corporation may also have to pay the 30% branch profits tax, as discussed above, or (b) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will have to pay a 30% tax on the individual's capital gains.

     We believe that GGP is, and will continue to be, a "domestically controlled REIT," and therefore that taxation under FIRPTA generally will not apply to the sale of GGP capital stock by Non-U.S. Stockholders. However, because GGP's capital stock is publicly traded, GGP might not continue to be a "domestically controlled REIT." If GGP fails to qualify as a "domestically controlled REIT," United States taxation under FIRPTA still would not apply to gain arising from the sale or exchange by a Non-U.S. Stockholder of capital stock as a sale of a "United States real property interest," if (a) the capital stock is "regularly traded," as defined by applicable regulations, on an established securities market such as the NYSE, and (b) the selling Non-U.S. Stockholder held 5% or less of the value of the outstanding class or series of shares being sold at all times during a specified testing period. If taxation under FIRPTA applied to gain on the sale or exchange of GGP capital stock, the Non-U.S. Stockholder would have to pay regular United States income tax with respect to the gain in the same manner as a U.S. Stockholder, or might have to pay any applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals, and the purchaser of GGP capital stock would be required to withhold and remit to the IRS 10% of the purchase price.

     Certain issues may arise pertaining to information reporting and backup withholding with respect to Non-U.S. Stockholders. For example, GGP may be required to withhold a portion of capital gains distributions to any stockholders who fail to certify their foreign status on Form W-8BEN. Non-U.S. Stockholders should consult their tax advisors with respect to any information reporting and backup withholding requirements.

LEGISLATIVE OR OTHER ACTIONS AFFECTING REITS

     The rules dealing with federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. New federal tax legislation or other provisions may be enacted into law or new interpretations, rulings or Treasury Regulations could be adopted which could adversely affect an investment in GGP or the Operating Partnership.

STATE, LOCAL AND FOREIGN TAXES

     The Operating Partnership and its partners and GGP and its stockholders may be subject to state, local or foreign taxation in various jurisdictions, including those in which it or they transact business, own property or reside. The state, local or foreign tax treatment of the Operating Partnership and its partners and GGP and its stockholders may not conform to the federal income tax consequences discussed above. Consequently, prospective investors should consult their own tax advisors regarding the application and effect of state, local and foreign tax laws on an investment in the Operating Partnership or GGP.

                              SELLING STOCKHOLDERS

     The selling stockholders named below may use this prospectus for the resale of the shares of Series H Preferred Stock and common stock being registered by this prospectus, although no selling stockholder is obligated to sell any such shares. Each of the selling stockholders is a holder of Series C Preferred Units of limited partnership interest in the Operating Partnership which are convertible, at the holder's option, into common units of limited partnership interest in the Operating Partnership. As described under "General Growth Properties, Inc. -- The Redemption Rights," we may, under certain circumstances, issue the shares of Series H Preferred Stock offered hereby in connection with the redemption of the Series C Preferred Units, and we may issue the shares of common stock offered hereby upon conversion of the Series H Preferred Stock or, under certain circumstances, upon the redemption of the common units into which the selling stockholders may have converted their Series C Preferred Units, or in any combination of the foregoing. None of the selling stockholders is an affiliate of ours.

     The table below sets forth certain information regarding the selling stockholders and the shares of Series H Preferred Stock and common stock beneficially owned by each of them. Because the selling stockholders may sell all, some or none of the shares of Series H Preferred Stock and common stock being offered hereby, no estimate can be made of the actual number of shares that will be sold hereby.

                             BENEFICIAL OWNERSHIP OF
                               SHARES PRIOR TO THE       NUMBER OF SHARES
                                    OFFERING               BEING OFFERED
                             -----------------------   ---------------------
                             NUMBER OF
                             SHARES OF    NUMBER OF
                              SERIES H    SHARES OF    SERIES H
                             PREFERRED      COMMON     PREFERRED    COMMON
NAME OF SELLING STOCKHOLDER   STOCK(1)     STOCK(2)      STOCK       STOCK
---------------------------  ----------   ----------   ---------   ---------
JSG, LLC................        2,100       102,177      2,100       102,177
Alderson Children's Trust,
  John E. Alderson
  Trustee...............        7,699       374,644      7,699       374,644
Gary B. Conrad..........        1,713        83,372      1,713        83,372
James G. Degnan and Isobel
  R. Degnan jointly and
  severally with rights of
  survivorship..........        3,111       151,371      3,111       151,371


                                   BENEFICIAL OWNERSHIP AFTER THE OFFERING(3)
                             -------------------------------------------------------
                             NUMBER OF   PERCENTAGE OF
                             SHARES OF   TOTAL SERIES H   NUMBER OF   PERCENTAGE OF
                             SERIES H      PREFERRED      SHARES OF    TOTAL COMMON
                             PREFERRED       SHARES        COMMON         SHARES
NAME OF SELLING STOCKHOLDER    STOCK     OUTSTANDING(4)     STOCK     OUTSTANDING(5)
---------------------------  ---------   --------------   ---------   --------------
JSG, LLC................         0             *              0             *
Alderson Children's Trust,
  John E. Alderson
  Trustee...............         0             *              0             *
Gary B. Conrad..........         0             *              0             *
James G. Degnan and Isobel
  R. Degnan jointly and
  severally with rights of
  survivorship..........         0             *              0             *

                             BENEFICIAL OWNERSHIP OF
                               SHARES PRIOR TO THE       NUMBER OF SHARES
                                    OFFERING               BEING OFFERED
                             -----------------------   ---------------------
                             NUMBER OF
                             SHARES OF    NUMBER OF
                              SERIES H    SHARES OF    SERIES H
                             PREFERRED      COMMON     PREFERRED    COMMON
NAME OF SELLING STOCKHOLDER   STOCK(1)     STOCK(2)      STOCK       STOCK
---------------------------  ----------   ----------   ---------   ---------
Daniel W. Donahue Revocable
  Trust, Patrick S. Donahue
  Trustee...............        8,956       435,766      8,956       435,766
Patrick and Paula Donahue
  Family Trust, Patrick S.
  Donahue Trustee.......          575        28,010        575        28,010
Haskell Family Trust, John
  Haskell Trustee.......          243        11,859        243        11,859
Jack Jensen.............          923        44,938        923        44,938
Jones Living Trust, Nelson
  D. Jones Trustee......        5,825       283,467      5,825       283,467
William J. Kenney, Jr....       1,167        56,797      1,167        56,797
Joy Moulton.............           93         4,561         93         4,561
Glenn C. Myers Family
  Trust, Glenn C. Myers
  Trustee...............          243        11,859        243        11,859
Thomas L. Schriber
  Revocable Trust, Thomas
  L. Schriber Trustee...        4,763       231,769      4,763       231,769
Stuart Family Revocable
  Living Trust, Jari L.
  Stuart Trustee........        3,507       170,647      3,507       170,647
Richard A. Zak..........          206        10,035        206        10,035
                               ------     ---------     ------     ---------
Total...................       41,124     2,001,272     41,124     2,001,272
                               ======     =========     ======     =========


                                   BENEFICIAL OWNERSHIP AFTER THE OFFERING(3)
                             -------------------------------------------------------
                             NUMBER OF   PERCENTAGE OF
                             SHARES OF   TOTAL SERIES H   NUMBER OF   PERCENTAGE OF
                             SERIES H      PREFERRED      SHARES OF    TOTAL COMMON
                             PREFERRED       SHARES        COMMON         SHARES
NAME OF SELLING STOCKHOLDER    STOCK     OUTSTANDING(4)     STOCK     OUTSTANDING(5)
---------------------------  ---------   --------------   ---------   --------------
Daniel W. Donahue Revocable
  Trust, Patrick S. Donahue
  Trustee...............         0             *              0             *
Patrick and Paula Donahue
  Family Trust, Patrick S.
  Donahue Trustee.......         0             *              0             *
Haskell Family Trust, John
  Haskell Trustee.......         0             *              0             *
Jack Jensen.............         0             *              0             *
Jones Living Trust, Nelson
  D. Jones Trustee......         0             *              0             *
William J. Kenney, Jr....        0             *              0             *
Joy Moulton.............         0             *              0             *
Glenn C. Myers Family
  Trust, Glenn C. Myers
  Trustee...............         0             *              0             *
Thomas L. Schriber
  Revocable Trust, Thomas
  L. Schriber Trustee...         0             *              0             *
Stuart Family Revocable
  Living Trust, Jari L.
  Stuart Trustee........         0             *              0             *
Richard A. Zak..........         0             *              0             *
                                 --            --             --            --
Total...................         0             *              0             *
                                 ==            ==             ==            ==

---------------

 * The percentage of shares to be held by the selling stockholder will be less than 1%.

(1) The number set forth in this column represents the number of shares of Series H Preferred Stock that may be received by the selling stockholders upon redemption of the Series C Preferred Units owned by them, at an initial conversion rate of 0.05 shares of Series H Preferred Stock for each Series C Preferred Unit, subject to adjustment.

(2) The number set forth in this column represents the maximum number of shares of common stock that would be received by the selling stockholders upon conversion of the Series H Preferred Stock, at a conversion rate of 48.6558 shares of common stock for each share of Series H Preferred Stock, subject to adjustment, or upon redemption of the common units into which the Series C Preferred Units may have been converted, at an initial redemption rate of one share of common stock for each common unit, subject to adjustment, or in any combination of the foregoing.

(3) Assumes that all shares of Series H Preferred Stock and common stock being offered and registered hereunder are sold, although no selling stockholder is obligated to sell any such shares.

(4) Based upon a total of 41,124 shares of Series H Preferred Stock being offered by this prospectus.

(5) Based upon a total of 217,784,209 shares of common stock outstanding as of March 31, 2004.

                              PLAN OF DISTRIBUTION

     The shares covered by this prospectus may be offered and sold from time to time by the selling stockholder. The term "selling stockholder" includes pledgees, donees, transferees or other successors in interest who may sell shares received after the date of this prospectus from the selling stockholders as a pledge, gift or other non-sale related transfer. We have registered the shares for resale to provide the selling stockholder with freely tradeable securities. However, registration of the shares does not necessarily mean that the selling stockholder will offer or sell any of the shares.

     The selling stockholder may from time to time offer the shares registered hereby in one or more transactions (which may involve block transactions) on the New York Stock Exchange or otherwise, in special offerings, exchange distributions or secondary distributions pursuant to and in accordance with the rules of the New York Stock Exchange, where our common stock is listed for trading, in the over-the-counter market, in negotiated transactions, through the writing of options on the shares registered hereby (whether such options are listed on an options exchange or otherwise), or a combination of such methods of sale, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

     To the extent required at the time a particular offer of shares is made, a prospectus supplement will be distributed that will set forth the names of any underwriters, dealers or agents and any commissions and other terms constituting compensation from the selling stockholder and any other required information.

     The selling stockholder may effect such transactions by selling shares to or through broker-dealers or through other agents, and such broker-dealers or agents may receive compensation in the form of commissions from the selling stockholder, which will not exceed those customary in the types of transactions involved, and/or the purchasers of shares for whom they may act as agent. The selling stockholder and any dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act and any profit on the sale of shares by them and any commissions received by any such dealers or agents might be deemed to be underwriting commissions under the Securities Act.

     In the event of a "distribution" of the shares, the selling stockholder, any selling broker-dealer or agent and any "affiliated purchasers" may be subject to Rule 102 under the Securities Exchange Act, which would prohibit, with certain exceptions, any such person from bidding for or purchasing any security which is the subject of such distribution until their participation in that distribution is completed.

     In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

     We have agreed to indemnify the selling stockholder against certain liabilities, including certain liabilities under the Securities Act.

                                 LEGAL MATTERS

     The validity of the securities offered hereby and certain federal income tax matters will be passed upon for us by Neal, Gerber & Eisenberg LLP of Chicago, Illinois. Marshall E. Eisenberg, a partner of Neal, Gerber & Eisenberg, LLP is our Secretary.

                                    EXPERTS

     The consolidated financial statements of General Growth Properties, Inc. (the "Company"), except GGP/Homart, Inc. and GGP/Homart II L.L.C., which are unconsolidated joint venture investments of the Company that are accounted for by use of the equity method, as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003 and the related financial statement schedules incorporated in this prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 2003 have been audited by Deloitte & Touche LLP as stated in their reports, which are incorporated herein by reference (which reports express an unqualified opinion and include an explanatory paragraph relating to the change in method of accounting for derivative instruments and hedging activities in 2001 and the change in accounting for debt extinguishment costs in 2003), in the registration statement. The financial statements of GGP/Homart, Inc. and GGP/Homart II L.L.C. not presented separately herein have been audited by KPMG LLP, as stated in their reports incorporated herein by reference. Such financial statements of the Company are incorporated herein by reference in reliance upon the respective reports of such firms given upon their authority as experts in accounting and auditing. Each of the foregoing firms are independent auditors.

     The consolidated financial statements of GGP/Homart, Inc. and subsidiaries and GGP/Homart II L.L.C. and subsidiaries as of December 31, 2003 and 2002, and for each of the years in the three-year period ended December 31, 2003, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. Their reports refer to a change in the method of accounting for intangible assets in 2002.

                      WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act and, therefore, we file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the SEC's Public Reference Room. You also can request copies of such documents, upon payment of a duplicating fee, by writing to the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 or obtain copies of such documents from the SEC's web site at http://www.sec.gov or our web site at http://www.generalgrowth.com. However, information contained in our web site is not incorporated by reference in this prospectus and, therefore, is not part of this prospectus.

     We have filed a registration statement on Form S-3 with the SEC covering the securities that may be sold under this prospectus. For further information about us and the securities, you should refer to our registration statement and its exhibits. This prospectus summarizes material provisions of contracts and other documents that we refer you to. Because the prospectus may not contain all the information that you may find important, you should review the full text of these documents. We have included copies of these documents as exhibits to our registration statement of which this prospectus is a part.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this prospectus. Any statement contained in a document which is incorporated by reference in this prospectus is automatically updated and superseded if information contained in this prospectus, or information that we later file with the SEC, modifies or replaces this information. We incorporate by reference the following documents:

          1. Our Annual Report on Form 10-K for the year ended December 31,
     2003.

          2. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2004.

          3. Our Current Reports on Form 8-K, filed with the SEC January 27, 2004, April 14, 2004, April 27, 2004 and April 28, 2004 and Current Report on Form 8-K/A filed with the SEC January 14, 2004.

          4. The portions of our Proxy Statement for our 2004 Annual Meeting of Stockholders that have been incorporated by reference into our Annual Report on Form 10-K.

          5. The description of our Preferred Stock Purchase Rights contained in our Registration Statement on Form 8-A which was filed with the SEC on November 18, 1998, pursuant to Section 12(b) of the Securities Exchange Act.

          6. The description of our common stock contained in our Registration Statement on Form 8-A which was filed with the SEC on January 12, 1993, pursuant to Section 12(b) of the Securities Exchange Act.

          7. All documents filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act after the date of this prospectus and prior to the termination of this offering.

     To receive a free copy of any of the documents incorporated by reference in this prospectus (other than exhibits), you may call or write General Growth Properties, Inc., 110 North Wacker Drive, Chicago, Illinois 60606, Attention:
Director of Investor Relations, Telephone 312-960-5000.

     You should rely only on the information provided or incorporated by reference in this prospectus or any prospectus supplement. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the cover page of such documents.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the various expenses in connection with the sale and distribution of securities being registered.

SEC registration fee........................................   $  6,725.71
Legal fees and expenses.....................................   $ 35,000.00*
Printing or copying expenses................................   $ 10,000.00*
Accounting fees and expenses................................   $ 15,000.00*
Miscellaneous...............................................   $  5,000.00*
                                                               -----------
  Total.....................................................   $ 71,725.71*
                                                               ===========

---------------

* Estimated.

     General Growth will bear all of the foregoing expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     General Growth is a Delaware corporation. In its Certificate of Incorporation, General Growth has adopted (a) the provisions of Section 102(b)(7) of the Delaware General Corporation Law (the "Delaware Law"), which enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the Delaware Law (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit and (b) the provisions of
Section 145 of the Delaware Law, which provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

     General Growth has entered into indemnification agreements with each of its officers and directors. The indemnification agreements, among other things, require the indemnification of General Growth's officers and directors to the fullest extent permitted by law, and require that General Growth advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Such indemnification agreements also provide for the indemnification and advance of all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and require General Growth to cover officers and directors under its directors' and officers' liability insurance. Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in General Growth's Certificate of Incorporation and the Bylaws, such agreements provide greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

ITEM 16.  EXHIBITS.

  4.1  Specimen certificate representing shares of common stock
       (incorporated by reference to General Growth's Registration
       Statement on Form S-11 (File No. 33-56640), filed on April
       6, 1993).
  4.2 Redemption Rights Agreement (Series C Preferred Units), dated November 27, 2002, by and among General Growth
       Properties, Inc., GGP Limited Partnership and JSG, LLC
       (incorporated by reference to General Growth's Annual Report on Form 10-K for the year ended December 31, 2002).
  4.3  Redemption Rights Agreement (Common Units), dated November
       27, 2002, by and among General Growth Properties, Inc., GGP
       Limited Partnership and JSG, LLC (incorporated by reference to General Growth's Annual Report on Form 10-K for the year ended December 31, 2002).
  4.4  Certificate of Designations, Preferences and Rights of 8.95%
       Cumulative Redeemable Preferred Stock, Series B
       (incorporated by reference to General Growth's Current
       Report on Form 8-K dated June 13, 2000).
  4.5  Certificate of Amendment and Restatement of Certificate of
       Designations, Preferences and Rights of 8.95% Cumulative
       Redeemable Preferred Stock, Series B (incorporated by reference to General Growth's Current Report on Form 8-K dated July 10, 2002).]
  4.6  Certificate of Designations, Preferences and Rights of 8.5%
       Cumulative Convertible Preferred Stock, Series C
       (incorporated by reference to General Growth's Current
       Report on Form 8-K dated July 10, 2002).
  4.7  Certificate of Designations, Preferences and Rights of 8.5%
       Cumulative Redeemable Preferred Stock, Series E
       (incorporated by reference to General Growth's Current
       Report on Form 8-K dated July 10, 2002).
  4.8  Certificate of Designations, Preferences and Rights of 8.5%
       Cumulative Redeemable Preferred Stock, Series F
       (incorporated by reference to General Growth's Current
       Report on Form 8-K dated July 10, 2002).
  4.9  Certificate of Designations, Preferences and Rights of 8.95%
       Cumulative Redeemable Preferred Stock, Series G
       (incorporated by reference to General Growth's Current
       Report on Form 8-K dated July 10, 2002).
  4.10 Certificate of Designations, Preferences and Rights relating to our 7% Cumulative Convertible Preferred Stock, Series H
       (incorporated by reference to General Growth's Annual Report on Form 10-K for the year ended December 31, 2003).
  5.1  Opinion of Neal, Gerber & Eisenberg LLP.
  8.1  Tax Opinion of Neal, Gerber & Eisenberg LLP.
 12.1 Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock
       Dividends.
 23.1  Consent of Deloitte & Touche LLP.
 23.2  Consent of KPMG LLP.
 23.3 Consent of Neal, Gerber & Eisenberg LLP (included in its opinion filed as Exhibit 5.1).
 24.1  Powers of Attorney (included on signature page).

ITEM 17.  UNDERTAKINGS.

     The undersigned registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        Provided, however, that paragraphs 1(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on May 20, 2004.

                                          GENERAL GROWTH PROPERTIES, INC.
                                          (Registrant)

                                          By:      /s/ JOHN BUCKSBAUM
                                            ------------------------------------
                                            John Bucksbaum
                                            Chief Executive Officer

     We, the undersigned officers and directors of General Growth Properties, Inc., hereby severally constitute John Bucksbaum, Robert Michaels and Bernard Freibaum, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and to sign a new registration statement pursuant to Rule 462(b) of the Securities Act of 1933, and generally to do all such things in our name and behalf in such capacities to enable General Growth Properties, Inc. to comply with the applicable provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys, or any of them, to any and all such amendments.

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below on May 20, 2004, by the following persons in the capacities indicated:

                    SIGNATURE                                              TITLE
                    ---------                                              -----

              /s/ MATTHEW BUCKSBAUM                                Chairman of the Board
 ------------------------------------------------
                Matthew Bucksbaum


                /s/ JOHN BUCKSBAUM                      Chief Executive Officer (Principal Executive
 ------------------------------------------------                         Officer)
                  John Bucksbaum


               /s/ ROBERT MICHAELS                    President, Chief Operating Officer and Director
 ------------------------------------------------
                 Robert Michaels


               /s/ BERNARD FREIBAUM                  Executive Vice President, Chief Financial Officer
 ------------------------------------------------     (Principal Financial and Accounting Officer) and
                 Bernard Freibaum                                         Director


                                                                          Director
 ------------------------------------------------
                  Anthony Downs


                 /s/ BETH STEWART                                         Director
 ------------------------------------------------
                   Beth Stewart


                  /s/ ALAN COHEN                                          Director
 ------------------------------------------------
                    Alan Cohen

                    SIGNATURE                                              TITLE
                    ---------                                              -----


                 /s/ JOHN RIORDAN                                         Director
 ------------------------------------------------
                   John Riordan


                  /s/ FRANK PTAK                                          Director
 ------------------------------------------------
                    Frank Ptak

                                 EXHIBIT INDEX

  4.1  Specimen certificate representing shares of common stock
       (incorporated by reference to General Growth's Registration
       Statement on Form S-11 (File No. 33-56640), filed on April
       6, 1993).
  4.2 Redemption Rights Agreement (Series C Preferred Units), dated November 27, 2002, by and among General Growth
       Properties, Inc., GGP Limited Partnership and JSG, LLC
       (incorporated by reference to General Growth's Annual Report on Form 10-K for the year ended December 31, 2002).
  4.3  Redemption Rights Agreement (Common Units), dated November
       27, 2002, by and among General Growth Properties, Inc., GGP
       Limited Partnership and JSG, LLC (incorporated by reference to General Growth's Annual Report on Form 10-K for the year ended December 31, 2002).
  4.4  Certificate of Designations, Preferences and Rights of 8.95%
       Cumulative Redeemable Preferred Stock, Series B
       (incorporated by reference to General Growth's Current
       Report on Form 8-K dated June 13, 2000).
  4.5  Certificate of Amendment and Restatement of Certificate of
       Designations, Preferences and Rights of 8.95% Cumulative
       Redeemable Preferred Stock, Series B (incorporated by reference to General Growth's Current Report on Form 8-K dated July 10, 2002).
  4.6  Certificate of Designations, Preferences and Rights of 8.5%
       Cumulative Convertible Preferred Stock, Series C
       (incorporated by reference to General Growth's Current
       Report on Form 8-K dated July 10, 2002).
  4.7  Certificate of Designations, Preferences and Rights of 8.5%
       Cumulative Redeemable Preferred Stock, Series E
       (incorporated by reference to General Growth's Current
       Report on Form 8-K dated July 10, 2002).
  4.8  Certificate of Designations, Preferences and Rights of 8.5%
       Cumulative Redeemable Preferred Stock, Series F
       (incorporated by reference to General Growth's Current
       Report on Form 8-K dated July 10, 2002).
  4.9  Certificate of Designations, Preferences and Rights of 8.95%
       Cumulative Redeemable Preferred Stock, Series G
       (incorporated by reference to General Growth's Current
       Report on Form 8-K dated July 10, 2002).
  4.10 Certificate of Designations, Preferences and Rights relating to our 7% Cumulative Convertible Preferred Stock, Series H
       (incorporated by reference to General Growth's Annual Report on Form 10-K for the year ended December 31, 2003).
  5.1  Opinion of Neal, Gerber & Eisenberg LLP.
  8.1  Tax Opinion of Neal, Gerber & Eisenberg LLP.
 12.1 Computation of Ratio of Earnings to Fixed Charges and Ratio of Earnings to Combined Fixed Charges and Preferred Stock
       Dividends.
 23.1  Consent of Deloitte & Touche LLP.
 23.2  Consent of KPMG LLP.
 23.3 Consent of Neal, Gerber & Eisenberg LLP(included in its opinion filed as Exhibit 5.1).
 24.1  Powers of Attorney (included on signature page).